Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

By and Among

Signal Holdco, L.P.,

Residential Design Services, LLC,

L.A.R.K. Industries, Inc.

and

Select Interior Concepts, Inc.

Dated as of May 9, 2021

TABLE OF CONTENTS

Page

Article I PURCHASE AND SALE OF SHARES; CLOSING	1
Section 1.01	Purchase and Sale of the Shares1
Section 1.02	Closing1
Section 1.03	Transactions to Be Effected at the Closing1
Section 1.04	Purchase Price Adjustment2
Section 1.05	Withholding5
Article II REPRESENTATIONS AND WARRANTIES RELATING TO Parent, SELLER AND THE SHARES	6
Section 2.01	Organization6
Section 2.02	Authority; Execution and Delivery; Enforceability6
Section 2.03	No Conflicts; Consents6
Section 2.04	The Shares8
Section 2.05	Litigation8
Section 2.06	Brokers8
Article III REPRESENTATIONS AND WARRANTIES RELATING to the COMPANY	8
Section 3.01	Organization and Good Standing; Company Organizational Documents; No Conflict8
Section 3.02	Capitalization9
Section 3.03	Company Subsidiaries10
Section 3.04	Litigation11
Section 3.05	Compliance11
Section 3.06	Company Financial Statements12
Section 3.07	Absence of Certain Changes13
Section 3.08	Taxes13
Section 3.09	Title to Properties.15
Section 3.10	Employee Benefit Plans16
Section 3.11	Labor Relations17
Section 3.12	Intellectual Property19
Section 3.13	Environmental Matters21
Section 3.14	Material Contracts22
Section 3.15	Sufficiency of the Assets24
Section 3.16	Significant Customers and Vendors24
Section 3.17	Affiliate Transactions; Shared Services25
Section 3.18	Shared Contracts25
Section 3.19	Insurance25
Section 3.20	Warranties; Product Liability26
Section 3.21	No Other Representations or Warranties26

i

Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER	26
Section 4.01	Organization, Standing and Power27
Section 4.02	Authority; Execution and Delivery; Enforceability27
Section 4.03	No Conflicts; Consents27
Section 4.04	Brokers28
Section 4.05	Financing28
Section 4.06	Solvency28
Section 4.07	Litigation29
Section 4.08	Investment Representation29
Section 4.09	No Additional Representations; No Reliance29
Article V COVENANTS RELATING TO CONDUCT OF BUSINESS	30
Section 5.01	Operation of the Business of the Company30
Article VI ADDITIONAL AGREEMENTS	34
Section 6.01	Access to Information; Preservation of Pre-Closing Seller Business Records34
Section 6.02	Reasonable Best Efforts36
Section 6.03	Notification38
Section 6.04	Public Announcements38
Section 6.05	Employee Benefit Matters38
Section 6.06	Fees and Expenses; Indebtedness42
Section 6.07	Certain Pre-Closing Actions42
Section 6.08	Further Assurances; Wrong Pockets; Post-Closing Payments42
Section 6.09	Termination of Affiliate Contracts and Intercompany Balances44
Section 6.10	Preservation of Pre-Closing Company Business Records44
Section 6.11	Exclusivity45
Section 6.12	Transfer Taxes45
Section 6.13	Tax Matters45
Section 6.14	Indemnification49
Section 6.15	Financing Cooperation50
Section 6.16	Covenant to Change Name53
Article VII CONDITIONS TO CLOSING	53
Section 7.01	Conditions to Each Party’s Obligations to Effect the Closing53
Section 7.02	Conditions to Obligations of Purchaser53
Section 7.03	Conditions to Obligations of Seller54
Section 7.04	Frustration of Closing Conditions55
Article VIII TERMINATION	55
Section 8.01	Termination55
Section 8.02	Effect of Termination56
Section 8.03	No Survival56
Article IX GENERAL PROVISIONS	56
Section 9.01	Notices56
Section 9.02	Definitions57

Section 9.03	Interpretation69
Section 9.04	Amendment70
Section 9.05	Extension; Waiver70
Section 9.06	Severability70
Section 9.07	Counterparts70
Section 9.08	Entire Agreement; No Third-Party Beneficiaries70
Section 9.09	Governing Law71
Section 9.10	Assignment71
Section 9.11	Enforcement; Jurisdiction; Consent to Service of Process71
Section 9.12	Matters in Respect of Seller Subsidiaries72
Section 9.13	No Recourse Against Nonparty Affiliates72
Section 9.14	Release73
Section 9.15	No Other Duties74
Section 9.16	Legal Representation74

Annexes, Exhibits and Schedules

INDEX OF DEFINED TERMS

EXHIBIT A Escrow Agreement

EXHIBIT B Working Capital Schedule

EXHIBIT CTransition Services Agreement

EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of May 9, 2021, by and among Signal Holdco, L.P., a Delaware limited partnership (“Purchaser”), L.A.R.K. Industries, Inc., a California corporation (“the “Company”), Residential Design Services, LLC, a Delaware limited liability company (“Seller” and, together with the Purchaser and the Company, each a “party” and together, the “parties”), and Select Interior Concepts, Inc., a Delaware corporation (“Parent”).

WHEREAS, Seller is the owner of record and beneficially of all of the issued and outstanding shares of common stock, no par value per share in the Company (the “Shares”);

WHEREAS, the board of directors or managers of each of Seller and the Company have approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

WHEREAS, Purchaser desires to purchase, and Seller desires to sell and cause to be sold to Purchaser, all of the issued and outstanding Shares.

Accordingly, the parties hereby agree as follows:

Article I
PURCHASE AND SALE OF SHARES; CLOSING

Section 1.01Purchase and Sale of the Shares

.  On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and cause to be sold, transferred and delivered to Purchaser, and Purchaser shall purchase and accept, all of the issued and outstanding Shares, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), for an aggregate purchase price equal to $215,000,000 (the “Purchase Price”), payable as set forth below in Section 1.03, subject to adjustment as provided in Section 1.04.  The purchase and sale of the Shares and the consummation of the other transactions contemplated hereby are referred to in this Agreement as the “Transactions.”

Section 1.02Closing

.  The purchase and sale of the Shares (the “Closing”) shall take place via teleconference or electronically by the mutual exchange of portable document format (.pdf) signatures at 10:00 a.m. Eastern Time on the third Business Day following the date of satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or at such other place, time and date as shall be agreed in writing between Purchaser and Seller; provided that, without the prior written consent of Purchaser, Purchaser shall not be required to consummate the Closing prior to the date that is thirty (30) days after the date of this Agreement.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03Transactions to Be Effected at the Closing

.  At the Closing:

(a)Purchaser shall deliver to Seller payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least five (5) Business Days prior to the Closing Date), in immediately available funds in an amount equal to the Initial Closing Date Amount;

(b)Purchaser shall deliver to the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Adjustment Escrow Amount, which amount shall be held by the Escrow Agent in a separate account (the “Adjustment Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement by and among Purchaser, Seller and the Escrow Agent in substantially the form attached on Exhibit A (the “Escrow Agreement”);

(c)Purchaser shall pay, or cause to be paid, all amounts necessary to discharge in full all Indebtedness for borrowed money set forth on the Estimated Closing Statement by wire transfer in immediately available funds as directed by the holders of such Indebtedness (such direction to be made at least five (5) Business Days prior to the Closing Date);

(d)Purchaser shall pay, or cause to be paid, on behalf of the Company or a subsidiary thereof, the Estimated Transaction Expenses set forth on the Estimated Closing Statement to the payees thereof and in such amounts as set forth in invoices delivered to Purchaser by Seller at least five (5) Business Days prior to the Closing Date;

(e)Seller shall deliver, or cause to be delivered, to Purchaser certificates, if any, representing the Shares, duly endorsed in blank or accompanied by powers duly endorsed in blank in proper form for transfer or other customary instruments of transfer and assignment;

(f)Each of Purchaser and Seller shall duly execute and deliver to the other, and cause the Escrow Agent to duly execute and deliver to Purchaser and Seller, the Escrow Agreement;

(g)Each of Purchaser and Seller or an Affiliate thereof shall duly execute and deliver to the other the Transition Services Agreement;

(h)Purchaser shall pay to the Escrow Agent all fees payable to the Escrow Agent on the Closing Date pursuant to the Escrow Agreement;

(i)Seller shall cause all Liens on assets or properties of the Company or any of its subsidiaries securing any Indebtedness for borrowed money to be released, and Seller shall deliver to Purchaser at least two (2) Business Days prior to the Closing Date one or more customary payoff letters in form and substance reasonably acceptable to Purchaser evidencing the release of all such Liens (such letters, collectively, the “Payoff Letters”);

(j)Seller shall deliver to Purchaser resignation letters, dated as of the Closing Date, of the directors, managers and officers of the Company and its subsidiaries as requested by Purchaser in writing no later than three (3) Business Days prior to the Closing Date; and

(k)Seller shall deliver to Purchaser good standing certificates (or similar equivalents in any jurisdiction) with respect to the Company and each of its subsidiaries from the state or jurisdiction of their respective formation or incorporation, dated within fifteen (15) calendar days prior to the Closing Date.

Section 1.04Purchase Price Adjustment

.

(a)Not less than five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare in good faith and deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of (i) Closing Cash (“Estimated Cash”), (ii) Closing Working Capital (“Estimated Working Capital”), (iii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iv) Transaction Expenses (“Estimated Transaction Expenses”) and (v) the Initial Closing Date Amount, in each case, together with such schedules and data with respect to the determination thereof as may be reasonably appropriate to support the calculations set forth in the Estimated Closing Statement.  Upon the delivery of the Estimated Closing Statement until the Closing, Seller shall provide Purchaser and its representatives with reasonable access to the Business Records and relevant personnel and properties of the Company and its subsidiaries to permit Purchaser to the extent reasonably required to review the Estimated Closing Statement and Seller’s estimate of Estimated Closing Cash, Estimated Closing Working Capital, Estimated Closing Indebtedness and Estimated Transaction Expenses and the Initial Closing Date Amount set forth therein; provided, however, that such access and cooperation shall be in a manner that does not materially interfere with the normal business operations of the Company and its subsidiaries.  The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions in this Agreement.  Seller shall consider in good faith Purchaser’s reasonable comments to the Estimated Closing Statement.

(b)As promptly as practicable, and in any event within seventy-five (75) calendar days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculation of Closing Cash, Closing Working Capital, Closing Indebtedness, Transaction Expenses and the Final Closing Date Amount assuming the amounts set forth in the Closing Statement were final, together with such schedules and data with respect to the determination thereof as may be reasonably appropriate to support the calculations set forth in the Closing Statement.  The Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions set forth in this Agreement.  The parties agree that the purpose of preparing the Closing Statement and determining Closing Cash, Closing Working Capital, Closing Indebtedness and Transaction Expenses and the related adjustments contemplated by this Section 1.04(b) is to measure the amount of Closing Cash, Closing Working Capital, Closing Indebtedness and Transaction Expenses in accordance with the terms of this Agreement and the Accounting Principles.  Following the delivery of the Closing Statement until the Review End Date, Purchaser shall provide Seller and its representatives with reasonable access to the Business Records and relevant personnel and properties of the Company and its subsidiaries to permit Seller to the extent reasonably required to review the Closing Statement and Purchaser’s calculation of Closing Cash, Closing Working Capital, Closing Indebtedness and Transaction Expenses and the Final Closing Date Amount set forth therein provided, however, that such access and cooperation shall be in a manner that does not materially interfere with the normal business operations of the Company and its subsidiaries.  The Closing Statement shall become final and binding upon the parties on the forty-fifth (45th) calendar day following receipt thereof by Seller (the “Review End Date”) unless Seller gives written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to Purchaser prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  Seller shall be deemed to have agreed with, and not objected to, all items set forth in the Closing Statement to the extent not specifically disputed in the Notice of Disagreement.  If a timely Notice of Disagreement is received by Purchaser, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (i) the date on which Purchaser and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date on which all such disputed matters are finally resolved in writing by the Independent Expert pursuant to the procedures set forth in this Section 1.04.  During the thirty (30) calendar day period following the delivery of a Notice of Disagreement, Purchaser and Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  At the end of such thirty (30) calendar day period, Purchaser and Seller shall submit to the Independent Expert for review any and all matters that remain in dispute and were included in the Notice of Disagreement.  The parties shall instruct the Independent Expert to render its decision as to the disputed items and the effect of its decision on the Closing Statement as promptly as practicable but in no event later than 45 calendar days after the date of such submission.  Each party shall furnish to each other and to the Independent Expert such working papers and other relevant documents and information relating to the disputed items as may reasonably be required by the Independent Expert to make its determination in no event more than fifteen (15) calendar days following the date on which the disagreement is referred to the Independent Expert, and shall provide interviews and answer questions as the Independent Expert may reasonably request in connection with its determination of such disputed items.  In the event any party shall participate in teleconferences or meetings with, or make presentations to, the Independent Expert, the other party shall be entitled to participate in such teleconferences, meetings or presentations.  The terms of appointment and engagement of the Independent Expert shall be as agreed upon between the parties in writing.

(c)In resolving any such disputed item, the Independent Expert (i) shall act in the capacity of an expert and not as an arbitrator, (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement as to a disputed item (other than matters thereafter resolved by mutual written agreement of the parties), (iii) shall make its determination based solely on supporting material provided by the parties pursuant to Section 1.04(b) and not pursuant to any independent review and (iv) shall not assign a value to any disputed item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the Closing Statement or in the Notice of Disagreement.  The Independent Expert is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Closing Statement or the Notice of Disagreement that was not submitted for resolution to the Independent Expert, (B) any determination as to the accuracy of the representations and warranties set forth in Section 3.06 or any other representation or warranty in this Agreement or (C) any determination as to compliance by any party with any of its respective covenants in this Agreement.  Any dispute not within the scope of disputes to be resolved by the Independent Expert pursuant to this Section 1.04 shall be resolved as otherwise provided in this Agreement.

(d)The final determination by the Independent Expert of the matters submitted to it pursuant to Section 1.04(b) shall (i) be in writing, (ii) include the Independent Expert’s calculation of the Final Closing Date Amount, (iii) include the Independent Expert’s determination of each matter submitted to it pursuant to Section 1.04(b) and (iv) include a brief summary of the Independent Expert’s reasons for its determination of each issue.

(e)The resolution of disputed items by the Independent Expert shall be final and binding and an order may be entered in respect thereof by a court having jurisdiction over the party against which such determination is to be enforced.  The fees and expenses of the Independent Expert incurred pursuant to this Section 1.04 shall be borne by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Expert.

(f)Within five Business Days after the Closing Statement becomes final and binding upon the parties pursuant to Section 1.04(b) or Section 1.04(e), as applicable:

(i)If the Final Closing Date Amount is less than the Initial Closing Date Amount (the “Net Negative Purchase Price Adjustment Amount”), then Purchaser shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to the Net Negative Purchase Price Adjustment Amount, and Purchaser and Seller shall deliver a Joint Direction instructing the Escrow Agent to make a payment to Purchaser in an amount equal to the lesser of the Net Negative Purchase Price Adjustment Amount and the amount in the Adjustment Escrow Account. If the amount in the Adjustment Escrow Account exceeds the Net Negative Purchase Price Adjustment Amount, then Purchaser and Seller shall deliver a Joint Direction instructing the Escrow Agent to make a payment equal to such excess to Seller out of the Adjustment Escrow Account.  If the Net Negative Purchase Price Adjustment Amount exceeds the amount in the Adjustment Escrow Account, then Seller shall pay, or cause to be paid, to Purchaser the amount of such excess by wire transfer of immediately available funds to the bank account designated in writing by Purchaser.

(ii)If the Final Closing Date Amount exceeds the Initial Closing Date Amount, Purchaser shall pay, or cause to be paid, to Seller the amount of such excess by wire transfer of immediately available funds to the bank account designated in writing by Seller.  In addition, Seller will be entitled to receive the remaining balance of the Adjustment Escrow Account, and Purchaser and Seller shall deliver a Joint Direction instructing the Escrow Agent to make payment equal to such remaining balance to Seller out of the Adjustment Escrow Account.

(g)Any payment made under this Section 1.04 shall be treated as an adjustment to the Purchase Price for U.S. federal and applicable state and local Tax purposes, unless otherwise required by Law.

Section 1.05Withholding

.  Purchaser, Seller, the Escrow Agent, the Company and their respective affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount otherwise payable to any person pursuant to this Agreement or any Ancillary Document such amounts as they are required to deduct and withhold, or cause to be deducted and withheld, with respect to the making of such payment under applicable Tax Law; provided that, absent a change in applicable Law after the date of this Agreement, no amounts shall be withheld under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to any amounts payable to Seller under this Agreement in respect of the purchase and sale of the Shares if Seller delivers the forms described under Section 6.13(d) at or no earlier than thirty (30) days prior to the Closing; provided further that except with respect to a failure to deliver the forms described under Section 6.13(d) or any amounts treated as wages or compensation for U.S. federal income tax purposes, Purchaser shall use commercially reasonable efforts to provide Seller with a schedule of expected withholding amounts with respect to payments to be made to Seller at Closing no later than three (3) Business Days prior to the Closing Date.  To the extent that amounts are so withheld and are timely remitted to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement or any Ancillary Document, as applicable, as having been paid to the person in respect of which such deduction and withholding was made.  Purchaser and Seller shall reasonably cooperate, and shall cause their respective affiliates to reasonably cooperate, in order to reduce or eliminate any amounts that would be required to be deducted and withheld hereunder.

Article II
REPRESENTATIONS AND WARRANTIES RELATING TO Parent, SELLER AND THE SHARES

Parent and Seller represent and warrant to Purchaser as of the date hereof and as of the Closing Date that, except as set forth in the Disclosure Letter:

Section 2.01Organization

.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 2.02Authority; Execution and Delivery; Enforceability

.  Each of Parent and Seller has the requisite capacity, power and authority to execute and deliver this Agreement and any Ancillary Document to which it is, or is specified to be, a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by each of Parent and Seller of this Agreement and any Ancillary Document to which it is, or is specified to be, a party, and the consummation by Parent and Seller of the Transactions, have been duly authorized by all necessary action on the part of Parent and Seller.  This Agreement has been duly executed and delivered by Parent and Seller, and each Ancillary Document, to which either Seller or Parent is, or is specified to be, a party will at or prior to the Closing, be duly executed and delivered by Parent or Seller, as applicable.  Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each Ancillary Document to which Parent or Seller is, or is specified to be, a party will constitute, a legal, valid and binding obligation of Parent or Seller, as applicable, enforceable against Parent or Seller in accordance with its terms, except as enforcement thereof may be limited against Parent or Seller by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 2.03No Conflicts; Consents

.

(a)The execution and delivery by Parent and Seller of this Agreement does not, the execution and delivery by Parent and Seller of each Ancillary Document to which it is, or is specified to be, a party will not, and the performance by Parent and Seller of this Agreement and each Ancillary Document to which it is, or is specified to be, a party and the consummation of the Transactions by Parent and Seller will not, (i) conflict with or violate the organizational or other similar documents of Parent or its subsidiaries (other than the Company and the Company’s subsidiaries), (ii) conflict with or violate any decision, determination, judgment, settlement, order, executive order, injunction, writ, ruling, award or decree of any Governmental Entity (“Judgment”) or any foreign, federal, state or local statute, law (including common law), act, Judgment, code, ordinance, rule, treaty, constitution, order or regulation of any Governmental Entity (“Law”) applicable to Parent or its subsidiaries (other than the Company and the Company’s subsidiaries) or by which any property or asset of Parent or its subsidiaries (other than the Company and the Company’s subsidiaries) is bound, or (iii) (A) require any consent or other action by any person under, (B) conflict with or result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (C) give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, (D) result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, (E) result in the loss of any right or benefit to which Parent or its subsidiaries (other than the Company and the Company’s subsidiaries) is entitled under, or (F) result (immediately or with notice or lapse of time or both) in the creation of any pledges, liens, charges, mortgages, licenses, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) on the Shares to be purchased by Purchaser from Seller in the Transactions under, in each case, any note, bond, mortgage, indenture, contract, agreement, lease, license, sales or purchase order or other instrument or obligation, commitment or understanding, whether written or oral (each, a “Contract”) to which Parent or its subsidiaries (other than the Company and the Company’s subsidiaries) is a party or by which Parent or its subsidiaries (other than the Company), or any property or asset of Parent or its subsidiaries (other than the Company and the Company’s subsidiaries), is bound, except in the case of clause (ii) and clause (iii) (other than clause (iii)(F)) above for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, or to have a material adverse effect on the ability of Parent or Seller to perform its obligations under this Agreement or to consummate the Transactions (any such material adverse effect, a “Seller Material Adverse Effect”).

(b)The execution and delivery by each of Parent and Seller of this Agreement does not, the execution and delivery of each Ancillary Document to which it is, or is specified to be, a party will not, and the performance by each of Parent and Seller of this Agreement and each Ancillary Document to which it is, or is specified to be, a party and the consummation of the Transactions by Seller will not, require any consent, approval, authorization, Operating Permit or any other permit (“Consent”) of, or filing with or notification to, or registration or qualification with, any Federal, state, local or foreign government or any court of competent jurisdiction, arbitrator or arbitral body (public or private), administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), except for (i) compliance with and filings under applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (ii) such other Consents (A) required solely by reason of the participation of Purchaser (as opposed to any third party) in the Transactions, including any requirements that become applicable to the Company or its subsidiaries as a result of the specific regulatory status of Purchaser (or any of its affiliates) or solely as a result of any other facts that specifically relate to any business or activities in which Purchaser (or any of its affiliates) is or proposes to be engaged or (B) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, or to have a Seller Material Adverse Effect.

Section 2.04The Shares

.  Seller is the owner of all of the Shares, free and clear of all Liens (other than transfer restrictions under applicable securities Laws).  Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon the Closing, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates and other than transfer restrictions under applicable securities Laws.  Other than this Agreement and the Ancillary Documents, such Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.  Parent is the owner of all of the issued and outstanding common stock of SIC Intermediate, Inc. and SIC Intermediate, Inc. is the owner of all of the membership interests in Seller.

Section 2.05Litigation

.  There is no Action pending or threatened in writing or, to the Knowledge of Seller, otherwise by, against or affecting Parent or its subsidiaries, by or before a Governmental Entity challenging or seeking to prevent, hinder or delay the Transactions or that could otherwise materially adversely affect Seller’s or Parent’s ability to perform its obligations under this Agreement or any other Ancillary Document to which Seller or Parent is a party.

Section 2.06Brokers

.  No broker, finder or investment banker (other than Truist Securities, Inc. and RBC Capital Markets, LLC) has been engaged be Parent or its subsidiaries or is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Documents or the Transactions based upon arrangements made by or on behalf of Parent or its subsidiaries.

Article III
REPRESENTATIONS AND WARRANTIES RELATING to the COMPANY

Seller and the Company hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date that, except as set forth in the Disclosure Letter:

Section 3.01Organization and Good Standing; Company Organizational Documents; No Conflict

.

(a)The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California, (ii) has all requisite organizational or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and to execute this Agreement and each Ancillary Document to which it is, or is specified to be, a party, and consummate the Transactions to which it is, or is specified to be, a party, and (iii) is duly qualified or licensed to do business as a foreign company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

(b)Section 3.01(b) of the Disclosure Letter sets forth a true and complete list of (i) all officers, directors and/or managers of the Company and its subsidiaries and (ii) all jurisdictions in which the Company and its subsidiaries are qualified or licensed to transact business.

(c)True and complete copies of the Organizational Documents of the Company, as amended to the date of this Agreement (as so amended, the “Company Organizational Documents”), have been made available to Purchaser.  The Company is not in violation of any material provision of the Company Organizational Documents.

(d)The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of each Ancillary Document to which it is, or is specified to be, a party will not, and the performance by the Company of this Agreement and each Ancillary Document to which it is, or is specified to be, a party and the consummation of the Transactions by the Company will not, (i) conflict with, constitute a default under or violate the Company Organization Documents, (ii) conflict with or violate any Judgment or Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or its subsidiaries is bound, except for such conflicts, violations, breaches, defects or events that would not, individually or in the aggregate, reasonably be excepted to be material to the Company and its subsidiaries, taken as a whole, (iii) require any consent, Operating Permit or other action by any person under, conflict with or result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, any Material Contract, or (iv) result in the creation or imposition of any Lien upon the Shares or any of the assets of the Company or its subsidiaries.

(e)The execution and delivery by the Company of this Agreement does not, the execution and delivery of each Ancillary Document to which it is, or is specified to be, a party will not, and the performance by the Company of this Agreement and each Ancillary Document to which it is, or is specified to be, a party and the consummation of the Transactions by the Company will not, require any Consent of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for (i) compliance with and filings under applicable requirements of the HSR Act and (ii) such other Consents (A) required solely by reason of the participation of Purchaser (as opposed to any third party) in the Transactions, including any requirements that become applicable to the Company as a result of the specific regulatory status of Purchaser (or any of its affiliates) or solely as a result of any other facts that specifically relate to any business or activities in which Purchaser (or any of its affiliates) is or proposes to be engaged or (B) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

Section 3.02Capitalization

.  Section 3.02 of the Disclosure Letter sets forth the authorized capitalization of the Company, the number of Shares issued and outstanding and the record and beneficial owner thereof.  Except for the Shares, there are no shares of capital stock or other equity interests of the Company issued, reserved for issuance or outstanding.  The Shares are duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the California General Corporation Law or the Company Organizational Documents. Except as set forth above, there are not any options, warrants, “put” or “call” rights, subscription or other rights (including preemptive rights or rights of first offer or refusal), convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements, profit participation or similar rights with respect to capital stock of or other equity, voting interest or undertakings of any kind to which the Company is a party or by which it is bound (A) obligating the Company to issue, deliver, sell, transfer, redeem or otherwise acquire or cause to be issued, delivered, sold, transferred, redeemed or otherwise acquired, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or (B) obligating the Company to issue, grant, extend, vest, accelerate or enter into any such option, warrant, right, security, unit, commitment, Contract, arrangement or undertaking. Upon the consummation of the Transactions, Purchaser will acquire valid title to all of the Shares of the Company, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws).  There are no other Contracts to which the Company is a party with respect to the voting of the Shares.

Section 3.03Company Subsidiaries

.

(a)Each subsidiary of the Company (A) is duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization or formation, (B) has all requisite organizational or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (C) is duly qualified or licensed to do business as a foreign company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole. The subsidiaries of the Company are set forth on Section 3.03(a) of the Disclosure Letter.

(b)Section 3.03(b) sets forth all of the issued and outstanding capital stock of or other voting securities of, or ownership interests in, each subsidiary of the Company (collectively, the “Company Subsidiary Securities”). The Company, directly or indirectly, owns all of the issued and outstanding Company Subsidiary Securities free and clear of any Lien, other than Permitted Liens.  The Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the Organizational Documents of the applicable subsidiary of the Company.  There are not any options, warrants, “put” or “call” rights, subscription or other rights (including preemptive rights or rights of first offer or refusal), convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements, profit participation or similar rights with respect to capital stock of or other equity, voting interest or undertakings of any kind to which the Company or any subsidiary thereof is a party or by which it is bound (i) obligating any subsidiary of the Company to issue, deliver, sell, transfer, redeem or otherwise acquire or cause to be issued, delivered, sold, transferred, redeemed or otherwise acquired, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such subsidiary or (ii) obligating any subsidiary of the Company to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment,

Contract, arrangement or undertaking.  There are no Contracts to which the Company or any subsidiary thereof is a party with respect to the voting of the Company Subsidiary Securities.

Section 3.04Litigation

.

(a)There is, and at all times during the five (5) years preceding the date hereof, there has been, no material claim, suit, action, audit, proceeding, litigation, lawsuit, charge, investigation (formal or informal), inquiry, mediation, complaint, examination or arbitration by or before a Governmental Entity (an “Action”) pending or threatened in writing or, to the Knowledge of Seller, otherwise by, against or affecting the Company or any of its subsidiaries, their assets or their employees, directors or officers (in their capacities as such), or otherwise relating to the Business, and, to the Knowledge of Seller, no facts exist that would reasonably be expected to form the basis for any such Actions.

(b)There are, and at all times during the five (5) years preceding the date hereof, there have been, no material Orders outstanding against or affecting the Company or any of its subsidiaries, any of their assets or employees, directors or officers (in their capacities as such) or the Business.

Section 3.05Compliance

.

(a)Each of the Company and each subsidiary thereof is, and during the five (5) years preceding the date hereof has been, and the Business is, and during the five (5) years preceding the date hereof has been conducted, in compliance with all applicable Laws and Judgments except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.

(b)All material approvals, permits, franchises, licenses, consents, exemptions, clearances and similar authorizations (collectively, “Operating Permits”) of all Governmental Entities that are required under Law or are necessary to permit the Company and its subsidiaries to conduct their respective businesses (including the Business) as presently conducted have been obtained and are in full force and effect.  There has been no violation, default (with or without notice or lapse of time, or both), cancellation or revocation of any Operating Permit, nor has the Company or any subsidiary thereof received any written or, to the Knowledge of Seller, any other threat of cancellation or revocation of any Operating Permit.  Section 3.05(b) of the Disclosure Letter sets forth a true and complete list of all material Operating Permits necessary for the operations of the Business.

(c)The Company and its subsidiaries and their respective directors, managers, officers, employees and, to the Knowledge of Seller, any of its consultants, agents and other representatives, have not:  (i) taken any action in violation in any material respect of any rules or regulations of the U.S. Department of the Treasury Office of Foreign Assets Control and the U.S. State Department or in violation in any material respect of any applicable export control or sanctions Law or any action in violation in any material respect of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act or (ii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any public official, in each case, for purposes of (A) influencing any act or decision of any public official in such official’s official capacity in violation of any applicable Law, (B) inducing such public official to do or omit to do any act in violation of such official’s lawful duty or (C) securing any improper advantage.

Section 3.06Company Financial Statements

.

(a)Section 3.06(a) of the Disclosure Letter sets forth true and correct copies of the Financial Statements.  The Financial Statements (i) have been prepared from the books and records of the Company and its subsidiaries, and (ii) are derived from the Parent Financial Statements.  The individual line items set forth on the Financial Statements (A) have been computed in accordance with the Accounting Principles, applied consistently with the Parent Financial Statements throughout the periods covered thereby and (B) fairly present in all material respects, in accordance with GAAP, the financial condition, position and results of operations of the Company and its subsidiaries as of and for the periods indicated therein.  The reserves reflected in the Financial Statements referenced above are in all material respects adequate, appropriate and reasonable.

(b)The books of account and other financial records of the Company and its subsidiaries have been kept accurately in the ordinary course of business consistent with Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and its subsidiaries have been properly recorded therein in all material respects.    The Company and its subsidiaries maintain and have adhered to a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of the Financial Statements in accordance with GAAP, and to maintain accountability for earnings and assets and reliability of financial reporting. Taking into account the status of the Company and its subsidiaries as members of the Parent organization, there are no material weaknesses or significant deficiencies in the Company’s internal controls.

(c)Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, fixed or contingent, except for those liabilities and obligations (i) specifically reserved against or provided for in the Financial Statements, (ii) incurred in the Business’s ordinary course of business consistent with past practice since December 31, 2020 (none of which is a liability or obligation for breach of Contract, breach of warranty, tort, fraud, infringement or violation of Law), (iii) as contemplated by this Agreement, the Ancillary Documents or otherwise incurred in connection with the Transactions, (iv) that are for performance, but not breach, under Contracts entered into in the Business’s ordinary course of business or (v) that are immaterial in amount.

(d)All accounts receivable of the Business, whether billed or unbilled, (i) are bona fide and valid receivables arising from sales actually made or services actually performed and were incurred in the ordinary course of business, (ii) are properly reflected on the Company’s or its subsidiaries’ books and records and balance sheet in accordance with GAAP consistently applied, (iii) are carried at values determined in accordance with GAAP consistently applied, (iv) are not subject to any valid set-off or counterclaim, and (v) are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts in the face of the notes to the Financial Statements and adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

Section 3.07Absence of Certain Changes

.

(a)Since December 31, 2020, there has not been any Material Adverse Effect.

(b)From December 31, 2020 to the date of this Agreement, the Company and its subsidiaries have conducted their businesses (including the Business) in the ordinary course of business in a manner substantially consistent with past practice and neither the Company nor any of its subsidiaries has taken any action that, if taken between December 31, 2020 and the Closing Date, would require the prior written consent of Purchaser pursuant to Section 5.01.

Section 3.08Taxes

.

(a)All income and other material Tax Returns filed or required to be filed by or with respect to the Company or any of its subsidiaries (including any Seller Consolidated Return) have been timely filed (taking into account any valid extensions), all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with applicable Law, and all Taxes due and owing by the Company and each of its subsidiaries (whether or not shown as due and owing on a Tax Return) have been timely paid in full.

(b)No deficiency with respect to any Taxes has been asserted in writing against the Company or any of its subsidiaries, which deficiency has not been paid, settled or withdrawn.

(c)There are no Liens (other than Liens for Taxes not yet due and payable) for Taxes on the assets of the Company or any of its subsidiaries.

(d)All Taxes required to have been withheld and paid by the Company and each of its subsidiaries in connection with any amounts paid or owing to any equityholder, employee, creditor, independent contractor, or other third party, have been properly withheld and timely paid in full to the applicable Governmental Entity.

(e)The Company and each of its subsidiaries has not requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period, or of any time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(f)Neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group (as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. Law) filing a combined, consolidated, unitary or other similar Tax Return other than any Seller Group or any group of which the Company or any subsidiary of the Company is or was the parent and (ii) has any liabilities for Taxes of any person (other than a subsidiary of the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (other than pursuant to any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or otherwise pursuant to applicable Law.

(g)Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). Neither the Company nor any of its subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(h)There are no currently ongoing or pending Actions nor any Actions proposed or threatened in writing or, to the Knowledge of Seller, otherwise with respect to Taxes or a Tax Return of the Company or any of its subsidiaries, nor has a claim been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to Taxes therein.

(i)Neither the Company nor any of its subsidiaries is bound by or party to any Tax sharing, Tax allocation, Tax indemnity or similar Contract with any other person, in each case other than a Contract entered into in the ordinary course of business for which Taxes are not the principal subject matter.

(j)Neither the Company nor any of its subsidiaries has engaged in a trade or business, had a permanent establishment, or otherwise been subject to taxation in any country other than the country of its formation.

(k)Each Benefit Plan or Contract to which the Company is a party that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and any IRS guidance issued thereunder, and no amount under any such Benefit Plan or Contract is or has been subject to the interest and additional tax set forth under Section 409A of the Code, and the Company has no actual or potential obligation to indemnify, reimburse or otherwise “gross-up” or make whole any person for the interest or additional tax set forth under Section 409A and/or Section 4999 of the Code.

(l)Neither the Company nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was or was intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)Neither the Company nor any of its subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).

(n)Neither the Company nor any of its subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract that is or is properly treated as a partnership for Tax purposes.

(o)Neither the Company nor any of its subsidiaries (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) or Section 2301 of the CARES Act or (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(p)The unpaid Taxes of the Company and each of its subsidiaries (being Taxes not yet due and payable) do not exceed the reserves for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent Financial Statements, and there will be no increase in unpaid Taxes or in the Tax reserve from the date of the most recent Financial Statements through the Closing Date other than for items arising in the ordinary course of business or in respect of the transactions contemplated by this Agreement.

(q)The Company is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes. Each of the Company’s subsidiaries is, and at all times since its formation has been, properly classified for U.S. federal and all applicable state and local income Tax purposes as the type of entity set forth opposite its name on Section 3.08(q) of the Disclosure Letter.

(r)Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 3.08 shall not be construed as representations or warranties as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that the Company or any of its subsidiaries in a taxable period (or portion thereof) beginning after the Closing Date.

Section 3.09Title to Properties.

(a)Section 3.09(a) of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its subsidiaries (as lessee or sublessee) (the “Leased Real Property”), together with a list of all leases, subleases, licenses and other Contracts (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which the Company or any subsidiary thereof holds any Leased Real Property (the “Leases”).  The Leased Real Property represents all real property used in the operation of the Business, as currently conducted. Neither the Company nor any of its subsidiaries owns any real property.

(b)(i) Each Lease is legal, valid, binding, enforceable and in full force and effect; (i) either the Company or a subsidiary thereof has a good and valid leasehold interest in each Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens; (i) neither the Company or any subsidiary thereof nor, to the Knowledge of Seller, any other party to any Lease is in material breach or default under such Lease, and to the Knowledge of Seller no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (i) neither the Company nor any subsidiary thereof has subleased, licensed or otherwise granted any person the right to use or occupy such Leased Real Property or any portion thereof; (i) neither the Company’s nor any of its subsidiaries’ possession and quiet enjoyment of the Leased Real Property under each applicable Lease has been disturbed, and to the Knowledge of Seller, there are no disputes with respect to any Lease; and (vi) neither the Company nor any of its subsidiaries has collaterally assigned or granted other security interest in such Lease or any interest therein.

(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, either the Company or its subsidiary has good title to, or a valid leasehold interest in, all of its tangible personal properties and assets, in each case free and clear of all Liens, except for Permitted Liens.

Section 3.10Employee Benefit Plans

.

(a)Section 3.10(a) of the Disclosure Letter contains a true and complete list of each material Benefit Plan, separately identifying those Benefit Plans that are Company Plans.  With respect to each material Benefit Plan, Seller has made available to Purchaser true and complete copies of (as applicable): (i) each such Benefit Plan, including any material amendment thereto, or a summary thereof; (ii) each trust or other funding arrangement related thereto; (iii) each summary plan description and summary of material modifications; (iv) the most recently filed annual report on IRS Form 5500 with respect thereto; (v) the most recent Internal Revenue Service determination or opinion letter; (vi) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; and (vii) any non-routine correspondence with any Governmental Entity.

(b)No Benefit Plan is, and the Company and its subsidiaries have no actual or contingent liability or obligation, including on account of an ERISA Affiliate, under Title IV of ERISA or with respect to, any (i) multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA, or (ii) plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code or is otherwise a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto).  No Company Plan is (i) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (ii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).  Neither the Company nor any of its subsidiaries has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(c)Each Benefit Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions, distributions, reimbursements and premium payments with respect to each Benefit Plan for any period ending on or before the Closing Date have been, in all material respects, timely made (to the extent due) in accordance with the terms of each Benefit Plan and all applicable Laws or properly accrued (to the extent not yet due).  There are no Actions pending or threatened in writing (i) by or on behalf of any Benefit Plan, (ii) by any Business Employee or beneficiary covered under any such Benefit Plan, as applicable, or

(iii) otherwise involving any Benefit Plan (other than routine claims for benefits) that individually or in the aggregate, would reasonably be expected to result in material liability to the Company or its subsidiaries.  Except as would not reasonably be expected to result in material liability to the Company or its subsidiaries, there have been (x) no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and (y) no breaches of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan.

(d)With respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Benefit Plan has received a current favorable determination letter from the Internal Revenue Service with respect to its qualification or is maintained pursuant to a pre-approved document and entitled to rely on a favorable opinion letter issued by the Internal Revenue Service and (ii) no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

(e)No Benefit Plan provides, and the Company and its subsidiaries have no current or contingent obligation to provide, post-termination, post-ownership or retiree medical, life insurance or other welfare benefits to any person, other than coverage mandated solely by applicable Law and for which the Company does not subsidize or otherwise pay for any portion of the applicable COBRA premiums.  Neither the Company nor any of its subsidiaries have incurred (whether or not assessed) or could reasonably be expected to incur any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(f)Neither the execution and delivery of this Agreement, nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former Business Employee or independent contractor of the Business to any severance pay or benefit or any other payment or benefit under any Benefit Plan or otherwise or (ii) result in any payment becoming due, the acceleration of the time of payment or vesting, trigger the funding or increase the amount, of any compensation or benefits due to any current or former Business Employee or independent contractor of the Business under any Benefit Plan or otherwise, (iii) result in any forgiveness of indebtedness of any such Business Employee, or trigger any funding obligation under any Benefit Plans or (iv) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could reasonably be expected to, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

Section 3.11Labor Relations

.

(a)Section 3.11(a) of the Disclosure Letter sets forth a complete and accurate list, as of the date hereof (the “Census Date”), of all Business Employees, including for each Business Employee his or her (i) name or employee identification number, (i) job title, (i) hire date, (i) annual base salary or hourly wage rate (as applicable), (i) exempt or non-exempt status, (i) incentive compensation, (i) active or inactive status, (i) employing entity, (i) visa type and status (if applicable), (i) accrued paid time off, and (i) primary work location (“Employee Schedule”).

The Business Employees’ job duties are exclusively dedicated to the Business, the Company and its subsidiaries.

(b)There is, and in the past five (5) years there has been, no actual or, to the Knowledge of the Seller, threatened labor strike, labor dispute, slowdown, picketing, handbilling, work stoppage, lockout, unfair labor practice charge, material labor grievance, Action, or material labor arbitration, against or affecting the Company, any of its subsidiaries or the Business.

(c)None of the Company, any of its subsidiaries nor the Business is a party to, or bound by, any CBA or other arrangement or bargaining relationship with any labor union, works council, labor organization or employee representative, and no Business Employees are represented by any labor union, works council, other labor organization or employee representative.  In the past five (5) years, no labor union, other labor organization, works council, employee representative or group of employees of the Company, any of its subsidiaries or the Business has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of Seller, threatened or otherwise to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or other Governmental Entity.  To the Knowledge of Seller, in the past five (5) years, there have been no labor organizing activities with respect to any employees of the Company, any of its subsidiaries or the Business.

(d)The Company, its subsidiaries and the Business are, and in the past three (3) years have been, in material compliance with all labor and employment related Laws, including provisions thereof relating to labor, employment and employment practices, terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), occupational safety and health, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), employment harassment, discrimination, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, and any similar Laws (“WARN Act”)), COVID-19, employee trainings and notices, workers’ compensation, employee leave issues, affirmative action and affirmative action plan requirements unemployment insurance, paid time off, and labor relations and unions.

(e)Except as would not result in material liability for the Company, its subsidiaries or the Business: (i) the Company and each of its subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy; (ii) none of the Company, its subsidiaries, or the Business are subject to any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation; and (iii) each individual who is providing or within the past three (3) years has provided services to the Company, its subsidiaries or the Business and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(f)To the Knowledge of Seller, no current or former employee or independent contractor of the Company nor any of its subsidiaries or the Business is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation:  (i) owed to the Company or any of its subsidiaries or the Business; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its subsidiaries or the Business.

(g)The Company and its subsidiaries have promptly investigated all sexual harassment allegations, or other allegations of unlawful discrimination or retaliation of which they are or were aware within the past (3) years. With respect to each such allegation with potential merit, the Company or its applicable subsidiary have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. None of the Company, its subsidiaries nor the Business reasonably expect any material liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company, its subsidiaries or the Business, that, if known to the public, would bring the Company, its subsidiaries or the Business into material disrepute.

(h)No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce change affecting employees or individual independent contractors of the Company, its subsidiaries or the Business has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Company, its subsidiaries and the Business have not otherwise experienced any material employment-related liability with respect to COVID-19.

Section 3.12Intellectual Property

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(a)Section 3.12(a) of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all registered and applications for registration of Intellectual Property, including issued patents, patent applications, registered trademarks, trademark registration applications, Internet domain name registrations, registered copyrights, and copyright registration applications, that are in each case Company Owned Intellectual Property (collectively, “Company Registered Intellectual Property”), and any Transferred IP.  Each agreement granting Company or any subsidiary thereof rights in Intellectual Property owned by any third party and used by Company or any subsidiary thereof in the Business are valid written agreements free and clear of all Liens other than Permitted Liens (“Licensed Intellectual Property”). All Company Owned Intellectual Property is owned exclusively by Company or a subsidiary thereof, and the Company or a subsidiary thereof possess all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens other than Permitted Liens. The Company Owned Intellectual Property and Transferred IP together with the Licensed Intellectual Property constitutes all of the Intellectual Property owned by or licensed to Company or a subsidiary thereof and used in or necessary for the operation of the Business (collectively, the “Business Intellectual Property”).  The Registered Company Intellectual Property of the Company and its subsidiaries is valid, subsisting, and, to the Knowledge of Seller, enforceable. The Business Intellectual Property shall be available for use by the Company and its subsidiaries immediately after the Closing Date on identical terms and conditions to those under which the Business, the Company, and its subsidiaries, owned or used the Business Intellectual Property immediately prior to the Closing Date.

(b)Section 3.12(b) of the Disclosure Letter sets forth a true and complete list of all of the proprietary Software that is (i) Transferred IP; or (ii) owned by the Company or any of its subsidiaries ((i) and (ii), “Company Software”).  The Company or its subsidiaries possess all source code and other documentation and materials necessary or useful to compile and operate the Company Software and neither the Company, nor its subsidiaries, have disclosed, delivered, licensed or otherwise made available, and neither the Company nor its subsidiaries, have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software to any person.

(c)All persons who have contributed, developed or conceived any Company Owned Intellectual Property or Transferred IP have done so pursuant to a valid and enforceable agreement or other conditional obligation that (i) protects the confidential information of Parent or its subsidiaries, including the Company, and (ii) assigns Parent or its subsidiaries, including the Company, exclusive ownership of the person’s contribution, development or conception.  No such person is in breach of such agreement.

(d)Neither the Company, any employee thereof, nor any independent contractor of the Company or any subsidiary thereof, uses or has used any Open Source Software or any modification or derivative thereof under any license requiring the Company to disclose or distribute the source code to any of the Company Software, to license or provide the source code to any of the Company Software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Software at no or minimal charge.

(e)The Company and its Subsidiaries are and have been in compliance in all material respects with all obligations under any agreement pursuant to which the Company or its Subsidiaries have obtained the right to use any third party Software, including Open Source Software, and in particular the Company and its Subsidiaries have purchased a sufficient number of seat licenses for the Company Systems.

(f)Parent and its subsidiaries, including the Company, have taken commercially reasonable actions common in the industry to maintain and protect the proprietary nature of the Business Intellectual Property and the Confidential Information, and neither Parent, the Company, any employee thereof, nor any independent contractor of the Company or any subsidiary thereof have disclosed any confidential Business Intellectual Property or Confidential Information to any third party other than (i) pursuant to a written confidentiality agreement or other conditional obligation pursuant to which such third party agrees to protect such confidential information or (ii) where the third party by operation of Law must protect such confidential information.

(g)The Company and its subsidiaries own, lease, license, or otherwise have the legal right to use all Company Systems, and such Company Systems are sufficient for the needs of the Business.  The Company has implemented and maintains industry standard security, disaster recovery and business continuity plans, procedures and facilities.  All such plans and procedures have been proven effective upon testing in all material respects, and in the last twelve (12) months, there has not been any failure with respect to any of the Company Systems that has not been remedied or replaced in all material respects.

(h)The Company and its subsidiaries have taken commercially reasonable actions to protect the security and integrity of the Company Systems and the data stored or contained therein or transmitted thereby including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program, and the taking and storing on-site and off-site of back-up copies of critical data.

(i)The Business as presently conducted, including the provision of services, and the Company, do not infringe, dilute, misappropriate, or otherwise violate, and have not, in the past five (5) years, infringed, diluted, misappropriated, or otherwise violated, any Intellectual Property of any person.  No Actions are pending alleging such infringement, misappropriation or violation, nor has the Company or any subsidiary thereof received any written notices, requests for indemnification or threats from any person that the Company or any subsidiary thereof, is, had, or will be infringing, misappropriating, diluting or otherwise violating or had, in the past five (5) years, infringed, misappropriated, diluted, or otherwise violated the rights of any person with regard to any Intellectual Property right.  To the Knowledge of Seller, (i) no person is infringing, misappropriating, or otherwise violating, and (ii) no person has infringed, misappropriated or violated any Company Owned Intellectual Property or Transferred IP.

(j)The Company and the operation and conduct of the Business have been, for the past five (5) years, in material compliance with all Data Security Requirements.  In the past five (5) years, there have not been any actual or alleged incidences of data security breaches of the Company Systems, including illegal or unauthorized access, acquisition, or use, or the destruction, damage, disclosure, loss, corruption, alteration, of, any Company System or any Customer Data or Personal Data that was collected or processed by or on behalf of the Company or the Business or any written notices received relating to Data Security Requirements.  In the past five (5) years, neither the Company nor any subsidiary thereof has been legally required to provide any notices to any person (including data owners) in connection with any actual or alleged illegal or unauthorized disclosure of Customer Data or Personal Data with any Data Security Requirement, nor has the Company or any subsidiary thereof provided any such notice.  There are no Actions pending or threatened in writing against the Company, relating to the Business, or relating to any Business Asset, in each case alleging a violation of any Data Security Requirement.

Section 3.13Environmental Matters

.  Except as would not, individually or in the aggregate, be material to the Company and its subsidiaries, taken as a whole: (i) no notice, notification, demand, request for information, citation, summons, report or Order has been received by, and no Action is pending or threatened in writing by any Governmental Entity or other person against, the Company or any of its subsidiaries or, with respect to the Business, any Company affiliate, alleging or relating to violation of or liability under any Environmental Law; (ii) each of the Company and each subsidiary thereof is and during the past five (5) years has been, and the Business is and during the past five (5) years has been conducted in compliance with all Environmental Laws and all Environmental Permits; (iii) neither the Company nor any of its subsidiaries nor, with respect to the Business, any Company affiliate, is conducting or paying for any responsive or corrective action under any Environmental Law at any location; (iv) there has been no release or disposal of, contamination by, or exposure of any person to any substance, material or waste that has given or would give rise to liability under any Environmental Law for the Company or any of its subsidiaries or the Business; and (v) neither the Company nor any of its subsidiaries nor, with respect to the Business, any Company affiliate, is a party to any Judgment that imposes any obligations on the Business under any Environmental Law.

Section 3.14Material Contracts

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(a)Section 3.14(a) of the Disclosure Letter sets forth a true and complete list of each of the following Contracts in effect as of the date of this Agreement to which the Company or any subsidiary thereof is party or is bound or that relates to the Company, any of its subsidiaries or the Business (each such Contract required to be so scheduled, a “Material Contract”):

(i)any Contract between the Company or any subsidiary thereof (on the one hand) and a Material Customer or a Material Vendor (on the other hand);

(ii)any Contract that involves the expenditure, payment or receipt by the Company or the Business of more than $250,000 in the aggregate during any 12-month period;

(iii)any Contract relating to Indebtedness;

(iv)any partnership agreement, joint venture, strategic alliance, minority equity investments, partnership agreements or other similar contract (other than the Organizational Documents of the Company and its subsidiaries);

(v)any Contract containing (A) prohibitions or restrictions on the Company or its subsidiaries freely engaging in any business, including stand-still provisions, restrictions on the Company’s and its subsidiaries’ ability to compete in any geographic area, business or market, (B) exclusivity arrangements, rights of first refusal, rights of first offer or rights of first negotiation, or similar rights, (C) “take or pay”, minimum purchase volumes or purchase volume discounts, (D) any non-solicitation or non-hire provision or covenant, or (E) “most favored nation” clauses or similar understandings, in each case, binding on the Company, any of its subsidiaries or the Business;

(vi)any Contract providing for any acquisition by the Company or any of its subsidiaries of any business or of any properties or assets (other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business) or of any equity interests of or to, respectively, another person, directly or indirectly, whether by merger, business combination, consolidation, sale or transfer or otherwise (whether completed or pending) (A) entered into at any time during the last three (3) years or (B) with continuing “earn out” or contingent purchase price obligation or other ongoing obligation of the Company and its subsidiaries;

(vii)any collective bargaining agreement or other Contract with any labor union, works council,  labor organization or employee representative (each a “CBA”);

(viii)any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company, its subsidiaries or the Business will have any material outstanding obligation after the date of this Agreement;

(ix)any Contract containing any future capital expenditure obligations or commitments (other than the purchase of inventory in the ordinary course of business) of the Company and its subsidiaries in excess of $250,000;

(x)licenses (in-bound and out-bound) to any Intellectual Property, other than non-exclusive licenses granted to the Company and its subsidiaries to use commercially available off-the-shelf software solely for the Company’s and its subsidiaries’ internal use and with a total replacement cost of less than $75,000 and other than out-bound non-exclusive licenses to customers and vendors in the ordinary course of business in Contracts in which such licenses are incidental to the purpose of such Contract;

(xi)any Contract for the development of Intellectual Property for the benefit of the Business, the Company, or its subsidiaries, other than agreements with the Company’s or its subsidiaries’, employees and contractors substantially on one of the Company forms of invention assignment agreement provided to Purchaser;

(xii)any Contract affecting the Company and its subsidiaries, or any third party’s, ability to enforce, own, register, license, use, disclose, transfer or otherwise exploit any Intellectual Property (including any covenant not to sue or co-existence or settlement agreements);

(xiii)any Contract providing for (A) the assignment, sale, transfer, exchange, or other disposition of any assets, equity  interests or properties owned, leased, licensed, used, or held for use by the Company or any of its subsidiaries (other than inventory and equipment in the ordinary course of business) or (B) any merger, consolidation, or other business combination;

(xiv)any outstanding power of attorney;

(xv)(A) any lease with respect to Leased Real Property or (B) any lease of personal property providing for annual rents of $250,000 or more;

(xvi)any Contract regarding any indemnification provided to or by the Company or its subsidiaries (other than Contracts with customers or vendors/suppliers including ordinary course indemnification clauses);

(xvii)any Contract between the Company or a subsidiary thereof, on the one hand, and Parent or any of its affiliates (other than the Company or its subsidiaries), on the other hand (each such Contract, an “Intercompany Agreement”); and

(xviii)Contracts that are for the employment or engagement of any current or former directors, officers, employees or independent contractors at annual compensation in excess of $150,000 or that could not be terminated with less than thirty (30) days’ prior notice without liability or obligation, but in either case excluding Contracts under which there are not any ongoing obligations.

(b)(i) Each Material Contract is valid and binding on the Company or a subsidiary thereof, as applicable, enforceable in accordance with its terms against the Company or such subsidiary and each other party thereto and is in full force and effect; (ii) the Company or applicable subsidiary is not in violation or default under any Material Contract or has received written notice of any asserted violation or default by the Company or applicable subsidiary under any Material Contract; (iii) to the Knowledge of Seller, no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or the applicable subsidiary under any Material Contract; (iv) no other party to a Material Contract is, to the Knowledge of Seller, in default in any respect thereunder; and (v) neither the Company nor any subsidiary of the Company has received written notice from any other party to a Material Contract that such other party intends to terminate, amend or modify in a manner adverse to the Company or any subsidiary thereof or the Business, not renew (or renew on different terms), refuse to perform under or cancel any such Material Contract.

(c)Seller has furnished or otherwise made available to Purchaser true and complete copies of each Material Contract.

Section 3.15Sufficiency of the Assets

.  The Company and its subsidiaries own good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the properties and assets, including Intellectual Property, whether tangible or intangible, (i) reflected on the Financial Statements, or (ii) reasonably necessary and sufficient to conduct the Business, in each case except for leased or licensed properties and leased or licensed assets that are so used or so necessary that the Company or a subsidiary thereof leases under valid leases or licenses.  The properties and assets, including Intellectual Property, of the Company and its subsidiaries, including the Business Assets, and the Business are in operable condition and repair in all material respects and are useable in the ordinary course of business.  Except for the services provided under the Transition Services Agreement, the assets of the Company and its subsidiaries constitute all of the property and assets that are used for or held for use by the Company and its subsidiaries and that are reasonably necessary and sufficient to conduct the Business immediately following the Closing in substantially the same manner as presently conducted in the ordinary course of business.  No right or interest in any property or asset, including Intellectual Property, that is necessary for the operation of the Business as currently conducted is presently owned by or leased by or to Seller or its affiliates (other than the Company and its subsidiaries).

Section 3.16Significant Customers and Vendors

.  Section 3.16 of the Disclosure Letter sets forth a true, correct and complete list of (a) (i) the ten largest customers of the Business (collectively, “Material Customers”), by gross revenues generated from sales and services provided to such customers on a consolidated basis during the 12 months ended December 31, 2020, together with the amount of gross revenues generated during such period and (b) the ten largest vendors of the Business (collectively, “Material Vendors”) by aggregate cost of products and/or services purchased from such vendors on a consolidated basis during the 12 months ended December 31, 2020, together with the amount of aggregate cost of products and/or services purchased during such period.  There has not been any written notice or, to the Knowledge of Seller, any other notice from any such customer or vendor that such customer or vendor has terminated or canceled or intends to terminate, materially modify in a manner that is adverse to the Company or any of its subsidiaries, or cancel any Contract with the Business or the Company, or any of its subsidiaries, or that such customer or vendor has materially decreased or intends to materially decrease the amount of business done with the Business or the Company or any of its subsidiaries.  Neither the Business nor the Company is, or in the past five (5) years has been, engaged in any material dispute with any Material Customer or Material Vendor.

Section 3.17Affiliate Transactions; Shared Services

.  Neither Parent nor any of its subsidiaries (other than the Company and its subsidiaries), nor any their respective directors, managers, officers, employees or affiliates, is party to any Contract or arrangement with or is owed amounts from or owes amounts to the Company or any subsidiary thereof (other than for payment of salary, bonuses and other compensation for services rendered or other employee benefits made generally available to all employees) or, to the Knowledge of Seller, any Material Customer or Material Vendor or has any interest in any property (real, personal or mixed, tangible or intangible) used in the Business.  Section 3.17 of the Disclosure Letter contains a description of all intercompany services provided to or on behalf of the Company or any subsidiary thereof by Parent or its affiliates (other than the Company and its subsidiaries). Parent and its subsidiaries (other than the Company and its subsidiaries) do not provide on behalf of or to the Company or any of its subsidiaries any guaranty, credit support, bonding arrangement, letters of credit, reimbursement obligations or similar collateral.

Section 3.18Shared Contracts

.  Section 3.18 of the Disclosure Letter sets forth (a) all Contracts of Parent and/or any of its affiliates (other than the Company and its subsidiaries) that are used in the operation of the business of the Company and its subsidiaries, including the Business, and (b) all Contracts of the Company and/or the Business that are used in the operation of the businesses of Parent and/or any of its affiliates (other than the Company and its subsidiaries).

Section 3.19Insurance

.  Parent and its subsidiaries maintain fidelity or surety bonds and policies of fire and casualty, liability (including products liability and completed operations coverage), workers’ compensation, automobile and other forms of insurance (collectively, the “Insurance Policies”) with respect to the Business in such amounts, with such deductibles and against such risks and losses as are reasonable for the Business.  Section 3.19 of the Disclosure Letter sets forth an accurate and complete list of Insurance Policies maintained by Parent and its subsidiaries with respect to the Business or with respect to the Company or any of its subsidiaries, specifying the insurer, type of insurance, name of the policy-holder, name of the covered insured, policy number, the applicable deductible or retention and the cover limitation, and also lists each claim made by Parent, the Company or any of their respective subsidiaries with respect to the Business in the past five (5) years in excess of $500,000.  All such Insurance Policies are in full force and effect, all premiums with respect thereto that are due have been paid, and no pending notice of default, cancellation or termination has been received by Parent or its Subsidiaries with respect to any such policy.  Accurate and complete copies of such Insurance Policies have been delivered or made available to Purchaser, and no changes have been made to any of such policies since the date of delivery. Such Insurance Policies (a) are sufficient for compliance with all requirements of applicable Laws and all Material Contracts; (b) are valid, outstanding and enforceable policies; and (c) will remain in full force and effect through the Closing Date. There is no material claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

Section 3.20Warranties; Product Liability

. There are not, and since January 1, 2018 there have been no, product warranty claims made by customers of the Company or its subsidiaries that involved amounts in excess of $100,000 individually or $500,000 in the aggregate. Except as would not reasonably be expected to be material to the Company and its subsidiaries, each product sold and each service provided by the Company and its subsidiaries has been in conformity with applicable Law, commitments and obligations under Contract and any other express warranties of the Company or its subsidiaries.  Since January 1, 2018, no claims alleging bodily injury as a result of any product manufactured or sold by the Company or its subsidiaries or the breach of any duty to warn, test, inspect or instruct of dangers therein have been made or, to the Knowledge of Seller, threatened against the Company or its subsidiaries. Section 3.20 of the Disclosure Letter sets forth an accurate and complete list and description of all (a) pending product recalls involving products of the Company or its subsidiaries and (b) material recall campaigns to which the Company or its subsidiaries or any of their products or services have been subject since January 1, 2018.

Section 3.21No Other Representations or Warranties

.  Except for the representations and warranties made by Seller in Article II and Article III (including the related portions of the Disclosure Letter; provided, however, that nothing in the Disclosure Letter shall be deemed to change or expand any representation or warranty) or any Ancillary Document, it is the explicit intent of the parties that none of Seller, the Company, or any of their respective affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives or any other person has made or makes, and Purchaser is not relying upon, any other express or implied representation or warranty with respect to the Business, Seller, the Company or its business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Business, Seller or the Company.  In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by Seller or the Company in Article II or Article III (including the related portions of the Disclosure Letter) or any Ancillary Document, none of Seller, the Company or any subsidiary thereof or any other person makes or has made any express or implied representation or warranty to Purchaser or any of its representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Business, (b) any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Seller, the Company or the Business, the negotiation of this Agreement, the Ancillary Documents or the course of the Transactions or (c) information, documents, projections, forecasts or other material made available to Purchaser, its affiliates or representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the Transactions, unless any such information is included in a representation or warranty contained in Article II or Article III (including the related portions of the Disclosure Letter; provided, however, that nothing in the Disclosure Letter shall be deemed to change or expand any representation or warranty) or any Ancillary Document.  Seller disclaims any and all other representations and warranties, whether express or implied.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

Section 4.01Organization, Standing and Power

.  Purchaser (i) is a limited partnership duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation, (ii) has all requisite organizational or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transactions (any such material adverse effect, a “Purchaser Material Adverse Effect”), and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02Authority; Execution and Delivery; Enforceability

.  Purchaser has all necessary power and authority to execute and deliver this Agreement and any Ancillary Document to which it is, or is specified to be, a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by Purchaser of this Agreement and any Ancillary Document to which it is, or is specified to be, a party, and the consummation by Purchaser of the Transactions, have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Purchaser, and each Ancillary Document to which Purchaser is, or is specified to be, a party will at or prior to the Closing be, duly executed and delivered by Purchaser.  Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each Ancillary Document to which Purchaser is, or is specified to be, a party will constitute, a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement thereof may be limited against Purchaser by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.  No vote of holders of any class or series of capital stock of Purchaser is required in connection with the execution, delivery and performance by Purchaser of this Agreement and any Ancillary Document to which it is, or is specified to be, a party and the consummation by Purchaser of the Transactions.

Section 4.03No Conflicts; Consents

.

(a)The execution and delivery by Purchaser of this Agreement does not, the execution and delivery by Purchaser of each Ancillary Document to which it is, or is specified to be, a party will not, and the performance by Purchaser of this Agreement and each Ancillary Document to which it is, or is specified to be, a party and the consummation by Purchaser of the Transactions will not, (i) conflict with or violate any provision of the Organizational Documents of Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.03(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Judgment or Law applicable to Purchaser or by which any property or asset of Purchaser is bound or (iii) require any consent or other action by any person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which Purchaser is entitled under or result (immediately or with notice or lapse of time or both) in the creation of any Lien on any property or asset of Purchaser under, any Contract to which Purchaser is a party or by which Purchaser, or any property or asset of Purchaser, is bound, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Purchase Material Adverse Effect.

(b)The execution and delivery by Purchaser of this Agreement does not, the execution and delivery of each Ancillary Document to which Purchaser is, or is specified to be, a party will not, and the performance by Purchaser of this Agreement and each Ancillary Document to which it is, or is specified to be, a party and the consummation by Purchaser of the Transactions will not, require any Consent of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for (i) compliance with and filings under applicable requirements of the HSR Act and (ii) such other Consents (A) required solely by reason of the participating of the Company or Seller (as opposed to any third party) in the Transactions or (B) that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04Brokers

.  Except as set forth on Section 4.04 of the Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Documents or the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 4.05Financing

.  As of the date of this Agreement, Purchaser has delivered to Seller true, correct, and complete copies of an executed equity commitment letter from the  Equity Investor, dated as of the date hereof (the “Equity Commitment Letter”, and the commitments thereunder, the “Equity Financing Commitments”) pursuant to which Equity Investors have, subject to the terms and conditions therein, severally, but not jointly, committed to provide Purchaser (directly or indirectly) with cash up to the aggregate amount set forth therein (the “Equity Financing”) which, following the satisfaction or waiver of all conditions set forth in Article VII, shall, together with any Closing Cash, be sufficient for the satisfaction of Purchaser's payment obligations under this Agreement on the Closing Date, including the payment of the Initial Closing Date Amount, and the payment of all associated costs and expenses (including the Transaction Expenses and any such costs and expenses incurred by Purchaser and related to this Agreement and the transactions contemplated hereby) (such cash amount, “Required Amounts”).

Section 4.06Solvency

.  Purchaser is not entering into this Agreement or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors.  Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, that the Company complies in all material respects with the covenants contained in this Agreement required to be performed by the Company at the Closing, that the Company satisfies tests (i), (ii) and (iii) in the definition of “Solvent” in the immediately succeeding sentence, as if determined immediately prior to the execution of this Agreement and immediately prior to the Closing, that the Financial Statements and financial projections made available to Purchaser have been prepared in good faith based on assumptions that continue to be reasonable and that the conditions to Purchaser’s obligations to consummate the Transactions have been satisfied, at the Closing and immediately after the Closing, Purchaser and its subsidiaries (on a consolidated basis, taken as a whole) will be Solvent immediately after the completion of the Closing.  For the purposes of this Agreement, the term “Solvent,” when used with respect to any person and its subsidiaries, on a consolidated basis, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such person and its subsidiaries, on a consolidated basis, will, as of such date, exceed (A) the value of all “liabilities of such person and its subsidiaries, on a consolidated basis, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such person and its subsidiaries, on a consolidated basis, as of such date, on their existing debts (including contingent and other liabilities, in each case, to the extent known and quantifiable) as such debts become absolute and mature, (ii) such person and its subsidiaries, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date, and (iii) such person and its subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that such person and its subsidiaries, on a consolidated basis, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

Section 4.07Litigation

.  As of the date of this Agreement, there is no Action pending or threatened in writing against Purchaser before or by any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, nor are there any Judgments outstanding against Purchaser or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.08Investment Representation

.  Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of federal, provincial or state securities Laws.  Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933 (the “Securities Act”).  Purchaser understands that the Shares have not been registered under the Securities Act or any state securities Laws and are being transferred to Purchaser, in part, in reliance on the foregoing representation.

Section 4.09No Additional Representations; No Reliance

.  Purchaser acknowledges and agrees that except for the representations and warranties in Article II and Article III (including the related portions of the Disclosure Letter) or any Ancillary Document, it is the intent of the parties that none of Seller, the Company or any other person makes, and Purchaser is not relying upon, any other express or implied representation or warranty with respect to the Business, Seller, the Company or its businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Business, Seller or the Company.  In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by Seller or the Company in Article II or Article III (including the related portions of the Disclosure Letter) or any Ancillary Document, none of Seller, the Company or any other person makes or has made any express or implied representation or warranty to Purchaser or any of its representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Business or (b) except for the representations and warranties made by Seller or the Company in this Agreement or any certificate or other document delivered in connection with the transactions contemplated by this Agreement, including any Ancillary Document, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Seller, the Company or the Business, the negotiation of this Agreement and the Ancillary Documents or the course of the Transactions.  Subject to the terms of this Agreement and the Ancillary Documents, none of Seller, the Company or any other person will have or be subject to any liability or other obligation to any other person, its affiliates, representatives or any person resulting from the sale of the Shares to Purchaser, the consummation of the Transactions or Purchaser’s use of, or the use by any of its affiliates or representatives of any such information, including information, documents, projections, forecasts or other material made available to Purchaser, its affiliates or representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the Transactions, unless any such information is included in a representation or warranty contained in Article II or Article III (including the related portions of the Disclosure Letter) or any Ancillary Document

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01Operation of the Business of the Company

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(a)Except in respect of matters (A) required by applicable Law or a Governmental Entity, (B) set forth in Section 5.01 of the Disclosure Letter, (C) expressly consented to by Purchaser in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or (D) as otherwise expressly required by this Agreement or any Ancillary Document between the date of this Agreement and the Closing Date (i) the Company and its subsidiaries shall use commercially reasonable efforts to maintain their existence in good standing under applicable Law and (ii) subject to the restrictions and exceptions set forth in Section 5.01 or elsewhere in this Agreement, Parent and Seller shall use commercially reasonable efforts to cause the Business (x) to be conducted in the ordinary course of business and in a manner consistent with past practice, (y) to keep available the services of the Company’s and its subsidiaries’ current officers and employees, and preserve the assets (including intangible assets) and properties of the Company and its subsidiaries (including the Business) and its relationships with customers, vendors, distributors, licensors, payors and other persons with which it has material business relations and (z) to manage the cash and other working capital items of the Company and its subsidiaries consistent with past practice, including the accrual of taxes and timing of collection of accounts receivable and the payment of accounts payable and other expenses.

(b)Without limiting the foregoing, except in respect of matters (i) required by applicable Law or a Governmental Entity, (ii) set forth in Section 5.01 of the Disclosure Letter,

(iii) expressly consented to by Purchaser in writing, or (iv) as otherwise expressly required by Section 6.05(d), Section 6.07 and Section 6.09 of this Agreement, between the date of this Agreement and the Closing, Parent, the Company and Seller shall not, and shall cause their subsidiaries not to, to the extent related to or impacting the Business:

(i)in the case of Seller, transfer, dispose, sell, mortgage, pledge, encumber or otherwise subject to a Lien (other than transfer restrictions under applicable securities Laws) the Shares;

(ii)in the case of the Company or any of its subsidiaries, (A) adjust, split, combine or reclassify any Shares or any of the equity interest of any of the Company’s subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its Shares any of the equity interest of any of the Company’s subsidiaries, or (B) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interest;

(iii)in the case of the Company and any of its subsidiaries, issue, grant, deliver or sell any notes, bonds, or other debt securities or shares of its capital stock or other equity securities or any securities convertible into, exchangeable or exercisable for or measured by reference to any capital stock or other equity securities or enter into any Contract to modify the rights of any equity interest of the Company or any of its subsidiaries;

(iv)in the case of the Company and its subsidiaries, amend their Organizational Documents;

(v)purchase an equity interest in any person;

(vi)sell, lease, license, sublicense, transfer, abandon, allow to lapse, or otherwise dispose of any tangible and intangible properties or assets of the Business other than (A) inventory in the ordinary course of business and in a manner substantially consistent with past practice, (B) non-exclusive Intellectual Property licenses granted to customers in the ordinary course of business, or (C) properties or assets (excluding inventory and Business Intellectual Property) sold, leased, licensed, sublicensed, transferred, abandoned, lapsed or disposed of pursuant to this clause (C) having a value of less than $100,000 individually or $250,000 in the aggregate during the period from the date of this Agreement through the Closing;

(vii)mortgage, pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any material properties or assets of the Company, any of its subsidiaries or the Business other than in the ordinary course of business and in a manner substantially consistent with past practice;

(viii)other than borrowings in the ordinary course of business and in a manner substantially consistent with past practice under lines of credit or similar arrangements in existence as of the date of this Agreement that will be included in Closing Indebtedness, incur any indebtedness for borrowed money;

(ix)cancel any debts owed to or claims held by the Company or any of its subsidiaries other than customer write-offs in the ordinary course of business;

(x)make any loans or advances to, guarantees for the benefit of, or capital contributions to, or investments in, or otherwise become liable for the indebtedness or other legal obligation of any person, except for extensions of trade credit in the ordinary course of business and in a manner consistent with past practice;

(xi)institute, commence, compromise or settle any Action, in each case made by or pending against the Company, any of its subsidiaries, or relating to the Business, or any of its directors, managers or officers in their capacities as such (other than matters involving the payment of money with respect to such matter of $100,000 or less) or waived or released any material right or material claim against a third person;

(xii)except (A) as required by the terms of any Benefit Plan as in effect as of the date of this Agreement, (B) arrangements that will not result in any liability under this Agreement or otherwise to Purchaser or its affiliates and that will be paid solely by Seller or its affiliates (other than the Company and its subsidiaries), or (C) for any Benefit Plan that provides health or welfare benefits, modifications made in connection with annual renewals required in preparation for open enrollment that are in the ordinary course of business and consistent with past practice (1) promise, announce or grant any increase in the compensation or benefits payable to of any current or former independent contractor, member, director, manager or officer or Business Employee, (2) promise, grant or increase any severance, change of control, transaction, retention, or other cash, equity or equity-based grant or bonus, or termination payment or similar compensation or similar benefits payable to any current or former independent contractor or Business Employee, (3) accelerate the time of payment, funding or vesting of, the lapsing of restrictions or waiving of performance conditions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Benefit Plan, (4) establish, enter into, adopt or commence participation in any Benefit Plan (or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Benefit Plan if in effect on the date hereof), or (5) modify, amend, terminate or amend any Benefit Plan;

(xiii)transfer the sponsorship of any Company Plan from the Company or an applicable subsidiary to Seller, Parent or any of their affiliates, or accept the transfer of the sponsorship of any Seller Plan or any other benefit or compensation plan, program, policy, agreement or arrangement from Seller, Parent or any of its affiliates;

(xiv)(A) modify, extend, or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its subsidiaries as the bargaining representative for any employees of the Company or its subsidiaries;

(xv)implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(xvi)other than in the ordinary course of business, hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor, in each case, whose compensation would exceed $150,000 on an annualized basis;

(xvii)waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xviii)transfer the employment, or reassign the duties and responsibilities of, any individual (A) employed by Seller, Parent or their subsidiaries or affiliates as of the date hereof (who is not employed by the Company or its subsidiaries) such that such individual who was not previously a Business Employee becomes Business Employee or (B) who is a Business Employee such that such individual is no longer a Business Employee;

(xix)make, change or revoke any material Tax election, adopt or change any method of accounting for Tax purposes, file any material amended Tax Return, enter into any “closing agreement” as described under Code Section 7121 (or any similar provision of state, local or non-U.S. Law), settle any material Tax claim or assessment, surrender any right to claim a refund of Taxes, or request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or fail to pay any material Tax that becomes due and payable (including any estimated Tax payments);

(xx)change the Company’s methods or principles of accounting, except as required by GAAP;

(xxi)make or authorize any capital expenditures, other than (A) capital expenditures up to an aggregate amount not materially greater than the amount set forth in the budget provided to Purchaser prior to the date of this Agreement, or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $100,000 in the aggregate that would obligate the Company or any of its subsidiaries to pay amounts after Closing;

(xxii)adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

(xxiii)materially change or modify any credit, collection and payment policies, procedures or practices (including accelerating the collection of or failure to collect any accounts receivable of the Company of any of its subsidiaries or materially delay the payment of payables), other than in the ordinary course of business consistent with past practice;

(xxiv)cancel any Insurance Policies described in Section 3.19 of this Agreement without having obtained substantially similar coverage;

(xxv)acquire any real estate or amend, modify, extend, renew or terminate or enter into any lease;

(xxvi)disclose any trade secrets of the Business or other Confidential Information except disclosures made pursuant to an executed non-disclosure agreement;

(xxvii)form, or enter into any Contract to form, a subsidiary, joint venture or partnership;

(xxviii) other than in the ordinary course of business and consistent with past practice, amend, modify, enter into, renew, cancel or terminate any Material Contract or enter into a Contract that would have been a Material Contract if entered into prior to the date of this Agreement;

(xxix)(i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or

(xxx)authorize, commit or agree to take any of the actions described in this Section 5.01.

(c)Nothing contained in this Agreement shall prohibit the Company and its subsidiaries from (i) repaying Indebtedness or (ii) declaring, setting aside or making any Cash dividends or distributions in respect of any outstanding Shares on or prior to the Closing, unless the record date of any such dividend or distribution shall be prior to the Closing but the payment date thereof shall be after the Closing.

(d)Nothing contained in this Agreement or any Ancillary Document shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Business or the Company or its subsidiaries prior to the Closing.  Prior to the Closing, the Company and its subsidiaries shall exercise, subject to the terms and conditions of this Agreement and the Ancillary Documents, complete unilateral control and supervision over their business operations, subject to the terms of this Agreement.

Article VI
ADDITIONAL AGREEMENTS

Section 6.01Access to Information; Preservation of Pre-Closing Seller Business Records

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(a)Subject to applicable Law and any applicable Order, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement pursuant to Section 8.01, upon reasonable notice, Parent, Seller and its subsidiaries (including the Company and its subsidiaries) shall afford to Purchaser and its representatives reasonable access during normal business hours to the officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement or any Ancillary Document or any proposals from other parties relating to any competing or alternative transactions) of the Company and the Business or of Parent and its affiliates that primarily relate to the Business and shall furnish promptly to Purchaser and its representatives such information concerning the Company and the Business as Purchaser may reasonably request; provided that Purchaser and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller or any of its subsidiaries; provided, further, however, that neither Seller nor any of its subsidiaries shall be obligated to provide such access or information if Seller determines, in its reasonable judgment, that doing so would reasonably be expected to (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Order or a Contract or obligation of confidentiality owing to a third party, (iii) cause the loss of protection of an attorney-client privilege, attorney work product protection or other legal privilege, (iv) be adverse to the interests of such person in any pending Action, or (v) can be expected to expose such person to risk of liability for disclosure of sensitive or personal information; provided that, in the case of clause (i), (ii), (iii) or (v) above, the parties shall reasonably cooperate in seeking an alternative means whereby Purchaser is provided access to such information in a manner that does not jeopardize such privilege, protection or confidentiality obligation or limits such exposure.  All requests for information made pursuant to this Section 6.01 shall be directed to the person designated by Seller.  Until the Closing, all information provided will be subject to the terms of the letter agreement dated as of February 18, 2021, by and between Parent and Blackstone Management Partners L.L.C. (the “Confidentiality Agreement”).  On the Closing Date, the Confidentiality Agreement shall terminate automatically and be of no further force or effect.  After the Closing, Parent shall not, and shall cause its affiliates and Representatives not to, disclose to any person, any Confidential Information, except to the extent required by applicable Law and except that the parties may disclose such terms to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons agree to or are bound by contract to keep the terms of this Agreement confidential).  “Confidential Information” means all information and data relating to the Company or its subsidiaries, the Business and this Agreement (including, but not limited to, Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), or the transactions contemplated hereby, except for data or information that (A) is or becomes available to the public other than as a result of a breach of the Confidentiality Agreement or this Section 6.01, (B) is lawfully received or obtained after the Closing from a third person who was not prohibited by Law or Contract from disclosing it without an obligation of confidentiality, or (C) is developed by Parent (or its affiliates or Representatives) without reference to the Confidential Information.

(b)For a period of seven (7) years from the Closing Date or such longer time as may be required by applicable Law, Parent and Seller shall not, and each shall cause their respective controlled affiliates not to, dispose of or destroy any of the material properties, books, Contracts and records of the Company or the Business existing on the Closing Date that are held or controlled by Parent, Seller or either of their affiliates relating to periods prior to the Closing (such materials, the “Pre-Closing Seller Business Records”) without first offering to turn over possession thereof to the Company by written notice to the Company at least 60 days prior to the proposed date of such disposition or destruction.

(c)For a period of seven (7) years from the Closing Date or such longer time as may be required by applicable Law, Parent and Seller shall, and shall cause each of their controlled affiliates to, at Purchaser’s reasonable request and at Purchaser’s sole expense, (i) provide Purchaser and its Representatives with electronic access to any portions of the Pre-Closing Seller Business Records that are available in electronic format, (ii) allow Purchaser and its Representatives access to all other Pre-Closing Seller Business Records on reasonable notice and at reasonable times at Parent’s principal place of business or at any location where any Pre-Closing Seller Business Records are stored, and permit Purchaser and its Representatives to make copies of any Pre-Closing Seller Business Records, (iii) make available Parent’s or its subsidiaries’ personnel to assist in locating such Pre-Closing Seller Business Records and (iv) make available

Parent’s or its subsidiaries’ personnel whose assistance or participation is reasonably required by Purchaser or its Representatives in anticipation of, or preparation for, existing or future Action or investigation from a Governmental Entity, in each case only (A) to the extent necessary for Purchaser or its affiliates to comply with applicable Law or comply with an audit or investigation from a Governmental Entity, (B) in connection with an Action brought by a third party against Purchaser or any of its affiliates or (C) to the extent related to the preparation of financial statements or U.S. Securities and Exchange Commission filings or reporting obligations; provided that Purchaser shall conduct any such activities in a manner that does not unreasonably interfere with the business or operations of Parent and its affiliates; provided further that Parent and its subsidiaries shall not be required to disclose any information if Purchaser or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties in an Action and such information is reasonably pertinent thereto or if disclosing such information would violate applicable Law, any Order, or any confidentiality obligations.  To the extent any Pre-Closing Seller Business Record includes information that does not relate to the Business, Parent and Seller may redact such portions of such Pre-Closing Seller Business Record prior to providing access thereto.  The parties acknowledge and agree that any access to information related to the Tax matters of the Company and the subsidiaries are governed under Section 6.13(c).

Section 6.02Reasonable Best Efforts

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(a)Subject to the terms and conditions of this Agreement, the Company and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions in the most expeditious manner practicable (and in any event prior to the Outside Date), including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, consents, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the Transactions, and (iii) using reasonable best efforts to cause the conditions precedent set forth in Article VII to be satisfied.

(b)In furtherance and not in limitation of the foregoing, each of Purchaser and Parent shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof and will supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act and will use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Purchaser will pay all filing fees under the HSR Act.  Neither Purchaser nor Parent will, and each party will cause their respective subsidiaries not to, take any action that would reasonably be expected to adversely affect the approval of any Governmental Entity of any of the aforementioned filings. Neither party will extend directly or indirectly any waiting period under the HSR Act (including by withdrawing and refiling any filing pursuant to the HSR Act) or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated hereby.

(c)Each party shall promptly notify the other parties hereto of any oral or written substantive communication it receives from any Governmental Entity relating to the matters that are the subject of Section 6.02, and provide each other with advance copies and a reasonable opportunity to comment on all material proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Governmental Entity, except the parties’ HSR Act filings subject to appropriate limitations on the exchange of competitively sensitive information consistent with Antitrust Laws.  Each party to this Agreement shall provide the other, to the extent reasonably practicable, a reasonable opportunity to attend and participate in any substantive meetings, discussions, telephone conversations, or video conferences; provided that that materials required to be provided pursuant to this section may be redacted (i) to remove references concerning the valuation of the Company or Parent, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to comply with applicable Law, and (iv) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.02(c) as “Outside Counsel Only”.  Subject to the Confidentiality Agreement and to appropriate limitations on the exchange of competitively sensitive information consistent with Antitrust Laws, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting period.

(d)Notwithstanding anything in this Agreement to the contrary, Purchaser agrees, and agrees to cause its subsidiaries, to take any and all steps, and to make any and all undertakings, necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event, no later than the Outside Date), including proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Purchaser or its subsidiaries (including the assets or businesses of the Company and its subsidiaries) or otherwise taking or committing to take actions that limit Purchaser’s or its subsidiaries’ freedom of action with respect to, or their ability to retain or operate, any of the businesses, product lines or assets of Purchaser or its subsidiaries, in each case, as may be required in order to avoid the adoption or entry of, or to effect the dissolution or lifting of, any Judgment, or other Order in any Action, which would otherwise have the effect of preventing or delaying the consummation of the Transactions.  Further, and for the avoidance of doubt, Purchaser will, and will cause its subsidiaries to, take any and all actions necessary in order to ensure that no (i) requirement for any non-action, consent or approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Governmental Entity, (ii) Judgment or any other Order in any Action, or (iii) other matter relating to any antitrust or competition law would preclude the Closing by the Outside Date.

(e)In the event any Action by any Governmental Entity or other Person is commenced which questions the validity or legality of the Transactions under Antitrust Laws, the parties agree to cooperate and use reasonable best efforts to defend against such Action and, if any Judgment or other Order is issued in any such Action, to use reasonable best efforts to have such Judgment or other Order vacated, lifted, reversed or overturned and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

Section 6.03Notification

.  Parent, Seller and the Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Parent, Seller and the Company, of (a) the breach or failure to be true and correct of any representation or warranty made by it contained in this Agreement, which breach or failure to be true and correct would give rise to the failure of a condition in Article VII or (b) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that (i) no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and (ii) any failure to give any such notification shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 7.02 or Section 7.03, as applicable, to be satisfied.

Section 6.04Public Announcements

.  The parties agree that the initial press release to be issued with respect to the Transactions following the execution of this Agreement shall be prepared by Parent and Parent shall provide Purchaser with a reasonable opportunity to review and comment on such release.  The parties shall not issue any subsequent press release or make any other public statements with respect to the Transactions without the consent of Purchaser or Parent, as applicable, except as may be required by applicable Law or Order or stock exchange rules; provided that the party proposing to issue any press release or to make any other public statement in compliance with any such disclosure obligations shall not deviate from the initial press release (unless the event pursuant to which the disclosure obligation arises is not referenced in the initial press release) and shall use commercially reasonable efforts to consult in good faith with the other party before doing so.  Notwithstanding the forgoing, this Section 6.04 shall not apply to any press release or other public statement made by any of the parties that (a) does not contain any information relating to Purchaser, Seller, the Company, or the Business that has not been previously announced or made public in accordance with the terms of this Agreement, (b) is made in the ordinary course of business and does not relate specifically to this Agreement or the Transactions and does not contain any confidential information with respect to the Transactions, including the price or other terms herein or (c) in the case of Purchaser and its affiliates, any communication to limited partners or prospective limited partners of any affiliates of Purchaser.

Section 6.05Employee Benefit Matters

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(a)During the one-year period following the Closing Date (or if shorter, the period of employment of the relevant Transferred Employee), Purchaser shall provide, or cause one of its affiliates (including, after the Closing, the Company and its subsidiaries) to provide, (i) to each Transferred Employee, base salary or wage rates and short-term cash target bonus opportunities, that are, in the aggregate, no less favorable than those provided to such Transferred Employee immediately prior to the Closing Date and (ii) to the Transferred Employees as a group, employee benefits (other than defined benefit pension, nonqualified deferred compensation, retention, change in control, equity or equity-based, and post-termination or retiree health or welfare benefits) that are substantially comparable in the aggregate to those employee benefits (other than defined benefit pension, nonqualified deferred compensation, retention, change in control, equity or equity-based, and post-termination or retiree health or welfare benefits) provided to either (in Purchaser’s discretion) (x) similarly situated employees of Purchaser or (y) the Transferred Employees under the Company Plans listed on Section 3.10(a) of the Disclosure Letter as of the date hereof, or (z) some combination or (x) and (y).

(b)Purchaser shall provide, or cause one of its affiliates (including, after the Closing, the Company and its subsidiaries) to provide, each Transferred Employee whose employment is terminated by Purchaser or one of its affiliates without “cause” during the one-year period following the Closing Date with the cash severance pay consistent with those provided to either (in Purchaser’s discretion) (x) Purchaser’s similarly situated employees or (y) the Transferred Employees under the Company Plans listed on Section 3.10(a) of the Disclosure Letter as of the date hereof, or (z) some combination or (x) and (y).

(c)With respect to any and all employee benefit plans, programs or policies maintained by Purchaser or any of its respective subsidiaries (including any vacation, paid time-off plans, but excluding any plans, programs or policies providing for defined benefit pension, equity or equity-based, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits) in which the Transferred Employees are permitted to participate during the plan year in which the Closing Date occurs, for purposes of determining eligibility to participate, level of vacation benefits, and vesting, each Transferred Employee’s service with Parent or any of its subsidiaries (as well as service with any predecessor employer of Parent or any of its subsidiaries) shall be treated as service with Purchaser or its subsidiaries to the same extent and for the same purpose as such service was (or, if such Transferred Employee had elected to enroll in a given plan, would have been) recognized under the analogous Benefit Plans as of the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.

(d)Commencing no later than the date hereof, Parent shall use commercially reasonable efforts to establish “mirrored” health and welfare benefit plans and payroll contracts (and related administrative systems) that are (i) sponsored and maintained by, and specific to, the Company and its employees, and (ii)  substantially identical to (x) those Seller Plans that are health and welfare benefit plans currently made available to the Transferred Employees of as of the date hereof and (y) the payroll contracts and administrative systems currently applicable to the Company (such plans and contracts the “Mirrored Plans and Contracts”) prior to the Closing Date.  In the event that Parent is unable to establish such Mirrored Plans and Contracts at the Company as of the Closing Date, (A) Parent shall allow the Transferred Employees to continue active participation in those Seller Plans that are health and welfare plans on the same terms and conditions as in effect as of the date hereof as provided for in the Transition Services Agreement, and (B) upon the establishment of the Mirrored Plans and Contracts, if such establishment has occurred prior to September 30, 2021, Parent shall transfer the sponsorship of the Mirrored Plans and Contracts to the Company (or, at the direction of the Company, an affiliate thereof), and the Company (or such affiliate) shall be obligated to accept such transfer.  With respect to those Business Employees who (A) are or will be on short-term disability or long-term disability either as of the Closing or the end of the applicable service period set forth in the Transition Services Agreement or (B) are or will be on workers’ compensation leave as of the Closing (together, the “Inactive Employees”), Parent shall provide that all such Inactive Employees will continue to be covered under that Seller Plan providing for disability, in the event that Purchaser is unable to provide such disability coverage to such Inactive Employee under its Plans and such Inactive Employee has elected disability coverage under the Seller Plans, and workers’ compensation benefits.  To the extent necessary to provide for such continued coverage under the Seller Plans and insurance policies providing for disability and workers’ compensation benefits, Parent shall cause Seller or one of its affiliates (other than the Company or its subsidiaries) to transfer the employment of such Inactive Employees to Seller or one of its non-Company affiliates and to be solely responsible for the provision of benefits and compensation to and all other liabilities incurred with respect to such Inactive Employees, provided, however, that Purchaser shall (i) reimburse Parent for the costs of providing benefits and compensation to such Inactive Employees and (ii) cause the Company or one of its subsidiaries to offer employment to any such Inactive Employee upon the later of (x) when such employee is able to commence employment with the Company within a six (6)_month period immediately following the Closing Date or end of the applicable service period set forth in the Transition Services Agreement or (y) such later date as may be required by applicable Law.  For the avoidance of doubt, no Inactive Employee shall constitute a Transferred Employee for purposes of this Agreement unless and until such time that such Inactive Employee is able to and does commence employment with Purchaser or one of its affiliates (including, following the Closing, the Company and its subsidiaries).

(e)Effective as of the Closing Date, Seller shall have taken all actions necessary to cause active participation in any Company Plan by any person that is not a Transferred Employee (or eligible dependent thereof) to cease.  Effective as of the Closing Date, the Company shall retain the sponsorship of and be solely responsible for all liabilities and obligations relating to or any time arising under or with respect to, to the extent in effect as of the Closing Date, the Mirrored Plans and Contracts, including, for the avoidance of doubt the sole responsibility for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9.  In the event that Seller is unable to establish the Mirrored Plans and Contracts at the Company as of the Closing Date, then effective as of the date of transfer of the Mirrored Plans and Contracts, the Company shall acquire the sponsorship of and be solely responsible for all liabilities and obligations relating to or any time arising under or with respect to the Mirrored Plans and Contracts, including, for the avoidance of doubt the sole responsibility for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9. Effective as of the Closing Date, Seller and Parent shall retain the sponsorship of and be solely responsible for all liabilities and obligations relating to or at any time arising under or in connection with or pursuant to any Seller Plan or any other benefit or compensation plan, program, policy, agreement, contract or arrangement at any time sponsored, maintained, or contributed to by Seller, Parent or any of their affiliates (including the Company or any of its subsidiaries) or otherwise with respect to which Seller, Parent or any affiliate thereof (including the Company or any of its subsidiaries) has any current or contingent liability or obligation, including, for the avoidance of doubt the sole responsibility for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9, but other than with respect to, if applicable, the Mirrored Plans and Contracts.

(f)At the written request of Purchaser provided no less than three (3) Business Days prior to the Closing Date, the Company shall, at least one (1) Business Day prior to the Closing Date cease contributions to and, adopt written resolutions to terminate the L.A.R.K. Industries, Inc. Employee Savings Trust (the “Company 401(k) Plan”), and to one hundred percent (100%) vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date.  Prior to the execution of such resolutions, Seller shall provide unexecuted draft versions of such documents to Purchaser for purchaser’s review and consent (which shall not be unreasonably withheld).

(g)No provision of this Agreement or any Ancillary Document shall create any right in any employee or other person to employment or service or continued employment or service (or any particular term or condition of employment or service) by Seller, or Purchaser or any of its affiliates (including the Company and its subsidiaries), or preclude the ability of Seller, Purchaser or any of their affiliates (including the Company and its subsidiaries) to following the Closing modify or terminate the employment or service of any employee or other person at any time for any or no reason.  This Section 6.05 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, (i) is intended to confer upon any other person any rights or remedies of any nature whatsoever (including any third party beneficiary rights or remedies) under or by reason of this Section 6.05, (ii) is intended to be, shall constitute or be construed as the establishment of, an amendment to, termination of, or modification of any Benefit Plan or any other benefit or compensation plan, program, agreement, arrangement or policy of Seller or Purchaser or any of their affiliates (including the Company and its subsidiaries), or (iii) shall limit or prohibit the ability of Purchaser or any of its affiliates (including following the Closing the Company and its subsidiaries) from establishing, amending, modifying or terminating benefit or compensation plan, program, policy, agreement, or arrangement at any time established, sponsored, maintained, or assumed by any of them.  No Transferred Employee (including any beneficiary or dependent thereof) or any other employee or service provider shall be regarded for any purpose as a third-party beneficiary of this Agreement pursuant to this Section 6.05, and this Section 6.05 shall not create such rights in any such person.

(h)As a material inducement to Purchaser to enter into and perform its obligations under this Agreement, during the twenty four (24) months following the Closing, without the prior written consent of Purchaser, neither Parent nor any of its subsidiaries or affiliates shall directly or indirectly  solicit any Transferred Employee; provided that Parent and its subsidiaries and affiliates shall not be precluded from (i) engaging in general solicitations or advertising not targeted at Transferred Employees or (ii) soliciting Transferred Employees whose employment has been terminated by Purchaser at least six (6) months prior to any such solicitation.

(i)To the extent applicable, prior to the Closing Date, Seller shall use commercially reasonable efforts to take any actions necessary to submit for the approval of the stockholders of Seller in a manner that satisfies Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the final Treasury Regulations issued thereunder, the right of each “disqualified individual” (as defined in Section 280G(c) of the Code) (each, a “Disqualified Individual”) to receive or retain, as applicable, that portion of any payments and benefits that, together with any other payments and benefits such Disqualified Individual may become entitled to receive or retain that may be considered “parachute payments” under Section 280G(b)(2) of the Code, exceeds 299% of such Disqualified Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code) (the “Waived 280G Benefits”), after using its commercially reasonable efforts to obtain from each such Disqualified Individual a waiver of such Disqualified Individual’s rights to such Waived 280G Benefits.  To the extent required to comply with the provisions of the preceding sentence, Seller shall deliver, among other items, to its stockholders a disclosure statement intended to satisfy the stockholder approval requirements of Section 280G(b)(5)(B) of the Code. No later than three days prior to soliciting such waivers and approval, Seller shall provide drafts of such waivers and approval materials (including supporting calculations and analyses) to Purchaser for its reasonable review and comment, and Seller shall consider in good faith any changes reasonably requested by Purchaser. Prior to the Closing, Seller shall deliver to Purchaser evidence reasonably acceptable to Purchaser that such approval was solicited in accordance with the foregoing provisions of this Section 6.05(i) and that either (i) the requisite number of votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained and, as a consequence, the Waived 280G Benefits shall not be made, retained or provided.

Section 6.06Fees and Expenses; Indebtedness

.

(a)Except to the extent otherwise set forth in this Agreement, all fees and expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the Transactions shall be paid by the party incurring such fees or expenses.  If any party thereto brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable legal fees, incurred in connection with such action, including any appeal of such action.

(b)To the extent that any Transaction Expenses constitute Change of Control Payments payable to the Business Employees, Purchaser shall cause the Company or a subsidiary thereof to make payment of such expenses to such employees through payroll of the Company or the applicable subsidiary (net of any required withholding) at or as soon as practicable after the Closing, by no later than the second regularly scheduled payroll date after the Closing.

(c)The Company shall, and Parent and Seller shall cause the Company to, (i) pay and discharge in full, on or prior to the Closing, all Indebtedness for borrowed money and (ii) make arrangements for the release at Closing of all Liens on assets or properties of the Company or any of its subsidiaries securing any Indebtedness for borrowed money.

Section 6.07Certain Pre-Closing Actions

.

(a)Except as set forth on Section 6.07(a) of the Disclosure Letter, prior to the Closing, if requested by Purchaser and to the extent permitted by applicable Law, Parent and Seller shall take or cause to be taken such actions as are necessary or appropriate such that, as of the Closing, to the extent not otherwise provided by or contemplated under the Transition Services Agreement, the assets owned or held by the Company and its subsidiaries constitute all of the Business Assets.

(b)Without limiting Section 6.07(a), Parent shall assign any Intellectual Property that is a Business Asset and owned by Parent, Seller or any affiliate thereof, other than the Company and its subsidiaries (“Transferred IP”) to the Company on or prior to the Closing Date.

Section 6.08Further Assurances; Wrong Pockets; Post-Closing Payments

.

(a)Subject to the other express provisions of this Agreement, the parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and from time to time, as and when reasonably requested by any party hereto and at such requesting party’s expense, the other party agrees (a) to furnish, or cause to be furnished such further information, (b) to execute and deliver, or cause to be executed and delivered, to each other such other documents and (c) to do, or cause to be done, such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the conduct by Purchaser of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations, and consents necessary or desirable in connection therewith), the preservation or perfection by the Purchaser of its rights in the Business Assets and its ability to conduct the Business.

(b)Except as set forth on Section 6.08(b) of the Disclosure Letter, if, between the Closing and the one (1) year anniversary of the Closing, either Purchaser, Parent or Seller (or any of their respective affiliates) identifies any Business Asset that was not previously transferred by Seller to Purchaser and was not provided to Purchaser pursuant to the Transition Services Agreement, then Parent and Seller shall execute, acknowledge and deliver all reasonable further documents in order to transfer to Purchaser or its affiliate any such Business Asset. Until such time that the Parent, Seller or current or future affiliates thereof transfers such Business Asset to Purchaser in accordance with this Section 6.08(b), Parent, Seller, on behalf of themselves and their current or future affiliates, hereby grants to Purchaser and its affiliates a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such Business Asset, effective as of the Closing Date.

(c)After the Closing, Parent and Seller, on the one hand, and Purchaser and the Company, on the other hand, shall hold and shall promptly transfer and deliver to the other parties, from time to time as and when received by them, any funds, cash, checks with appropriate endorsements or other property that they may receive that properly belongs to the other parties, and shall account to the other parties for all such receipts.

(d)From and after the Closing, if either party pays any amount to any third party in satisfaction of any liability of the other party pursuant to the terms of this Agreement, (i) the paying party shall promptly notify the other party of such payment and (ii) the other party shall promptly reimburse the paying party for the amount so paid by the paying party to such third party (and, for the avoidance of doubt, the parties acknowledge and agree that there is no right of offset with respect to such amount, whether in connection with a dispute under this Agreement or otherwise).

(e)From and after the Closing, with respect to any actual or potential Losses of the Company or its subsidiaries, to the extent arising out of any claim, act, omission, event or circumstance commencing or occurring prior to the Closing that is or may be insured under any of Parent’s or any of its subsidiaries’ occurrence-based Insurance Policies or any third party occurrence-based Insurance Policies to the extent Parent or any of its subsidiaries is entitled to benefit or make claims thereunder (including any policies covering asbestos claims), each for any and all pre-Closing policy periods, to the extent requested in writing by Purchaser (i) prior to the third anniversary of the Closing Date for claims other than asbestos claims and (ii) at any time, for asbestos claims, Parent shall use its commercially reasonable efforts to make claims under such Insurance Policies (to the extent coverage is available under such policies and subject to limits under such policies) and use its commercially reasonable efforts to pursue all such claims, and

Parent shall keep Purchaser reasonably informed of such effort. Such efforts shall be at Purchaser’s sole cost and expense and shall not include commencement or prosecution of litigation by Parent or any affiliate thereof against any other person, unless commencement or prosecution of such litigation is agreed to by Parent and Purchaser. Parent shall remit to the Company all proceeds from such efforts. Purchaser shall bear any deductible retentions or self-insurance associated with any such claims and all uninsured, uncovered or uncollectible amounts of any such claims. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges that Parent or its applicable affiliate shall retain exclusive control over all of such policies (and the benefits and amounts payable thereunder), including the right to exhaust, lapse, renew, alter, amend, settle, release, waive, commute, buy back or otherwise modify any of such policies and any rights, benefits and amounts payable thereunder, notwithstanding any actual or potential impact such actions have or could have on the coverage and rights provided under this Section 6.08(e).  This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Agreement is intended to waive or abrogate in any way Parent’s or its affiliates’ own rights to insurance coverage for any liability, whether relating to Parent or any of its affiliates, the Business or otherwise. Parent and its affiliates, on the one hand, and Purchaser, the Company, and its subsidiaries on the other hand, shall reasonably cooperate in connection with making such claim and each party shall provide the other with all reasonably requested information necessary to make such claim.

Section 6.09Termination of Affiliate Contracts and Intercompany Balances

.  Except as set forth on Section 6.09 of the Disclosure Letter, Seller and the Company shall cause each Intercompany Agreement to be terminated as of the Closing.  Except as set forth on Section 6.09 of the Disclosure Letter, with effect from and after the Closing, none of Seller or its affiliates, on the one hand, or the Company or its subsidiaries, on the other hand, shall have any obligation or liability in respect of any Intercompany Agreements or any loans, notes, advances, receivables and payables between Seller or its affiliates, on the one hand, and the Company or its subsidiaries, on the other hand.

Section 6.10Preservation of Pre-Closing Company Business Records

.  For a period of seven years from the Closing Date or such longer time as may be required by applicable Law:

(a)Purchaser shall not, and shall cause its controlled affiliates not to, dispose of or destroy any of the material Business Records that are held or controlled by Purchaser or its controlled affiliates relating to periods prior to the Closing (the “Pre-Closing Company Business Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least 60 days prior to the proposed date of such disposition or destruction.

(b)Purchaser shall, and shall cause its affiliates to, at Parent’s reasonable request and at Parent’s sole expense, (i) provide Seller and its agents with electronic access to any portions of the Pre-Closing Company Business Records that are available in electronic format, (ii) allow Seller and its Representatives access to all other Pre-Closing Company Business Records on reasonable notice and at reasonable times at Purchaser’s principal place of business or at any location where any Pre-Closing Company Business Records are stored, and permit Seller and its Representatives to make copies of any Pre-Closing Company Business Records, (iii) make available Purchaser’s or its subsidiaries’ personnel to assist in locating such Pre-Closing Company Business Records and (iv) make available Purchaser’s or its subsidiaries’ personnel whose assistance or participation is reasonably required by Parent or its Representatives in anticipation of, or preparation for, existing or future Action or investigation from a Governmental Entity, in each case only (A) to the extent necessary for Parent or its affiliates to comply with applicable Law or comply with an audit or investigation from a Governmental Entity, (B) in connection with an Action brought by a third party against Parent or any of its affiliates or (C) to the extent related to the preparation of financial statements or U.S. Securities and Exchange Commission filings or reporting obligations; provided that Parent shall conduct any such activities in a manner that does not unreasonably interfere with the business or operations of Purchaser and its subsidiaries; provided further that Purchaser and its subsidiaries shall not be required to disclose any information if Parent or any of its affiliates, on the one hand, and Purchaser or any of its affiliates, on the other hand, are adverse parties in an Action and such information is reasonably pertinent thereto.  The parties acknowledge and agree that any access to information related to the Tax matters of the Company and the subsidiaries are governed under Section 6.13(c).

Section 6.11Exclusivity

.  Parent, Seller and the Company agree that after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII, Parent, Seller and the Company shall not, and shall cause their affiliates and their respective directors, managers, officers, employees, members, partners, stockholders, attorneys, agents and other advisors and representatives (collectively, “Representatives”), not to, directly or indirectly, solicit, initiate, pursue, facilitate, discuss, support or encourage (including by providing any confidential information) the submission of any Acquisition Proposal or enter into any agreement with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal.  Parent, Seller and the Company shall notify Purchaser promptly in writing (but in any case within two Business Days) after receipt of any Acquisition Proposal.  Parent, Seller and the Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to such parties.  Notwithstanding anything to the contrary herein, this Section 6.11 shall not prohibit Parent or its affiliates from taking any action in respect of a WholeCo Proposal; provided, however, that any agreement with respect to a WholeCo Proposal (a) shall contemplate the consummation of the Transactions prior to the consummation of any transaction with respect to such WholeCo Proposal and (b) shall not relieve Seller of its obligations hereunder or otherwise be reasonably expected to impair or delay the consummation of the Transactions.

Section 6.12Transfer Taxes

.  Notwithstanding anything to the contrary in this Agreement, all stock transfer, real estate transfer, sales, use, documentary, stamp, recording and other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne equally by Purchaser, on the one hand, and by Seller, on the other hand.  The party required to filing any Tax Returns in respect of such Transfer Taxes under applicable Law shall file (or cause to be prepared and filed) any such Tax Returns and shall timely pay (or cause to be paid) to the applicable Taxing Authority such Transfer Taxes (subject to prompt reimbursement from Purchaser or Seller, as appropriate). Purchaser and Seller shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes, including by filing any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 6.13Tax Matters

.

(a)Tax Treatment. Seller and Purchaser acknowledge and agree that for U.S. federal income Tax purposes, (i) the taxable year of the Company and any of its subsidiaries classified as a corporation for U.S. federal income Tax purposes and included as members on a Seller Consolidated Return for U.S. federal income Tax purposes will end at the end of the day on the Closing Date (applying the provisions of Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)) and (ii) the Company and any of its subsidiaries classified as a corporation for U.S. federal income Tax purposes and included as members of a Seller Consolidated Return for U.S. federal income Tax purposes will become members of the consolidated group for U.S. federal income Tax purposes of which Purchaser is included beginning on the day after the Closing Date.

(b)Tax Returns. Parent shall have the exclusive right and obligation to prepare and file, or cause to be prepared and filed, any Tax Return of (i) Seller or any of its affiliates (other than the Company and each subsidiary of the Company), (ii) any Seller Consolidated Return and (iii) any Tax Return of the Company and its subsidiaries (other than any Seller Consolidated Return) that are required to be filed (taking into account any applicable extension) on or prior to the Closing Date; provided, however, that in the case of any Tax Returns described in clause (iii) for Taxes of the Company or any such subsidiary (such Tax Returns, “Pre-Closing Tax Returns”), (A) such Pre-Closing Tax Returns shall be prepared in a manner consistent with the past-practices of the Company unless otherwise required by applicable Law or this Agreement, (B) Parent shall provide, or cause to be provided, a copy of any such Pre-Closing Tax Return that relates to income Taxes (each, a “Pre-Closing Income Tax Return”) to Purchaser for Purchaser’s review and comment no later than twenty (20) days prior to the due date for filing such Pre-Closing Income Tax Returns, (C) Parent shall reflect, or cause to be reflected, any reasonable comments provided by Purchaser in writing no later than ten (10) days prior to the due date for the filing of such Pre-Closing Income Tax Return and (D) Parent shall pay (or cause to be paid) any Taxes shown to be due on such Pre-Closing Tax Returns. Parent shall cause the income of the Company and each subsidiary of the Company with respect to any periods during which the Company or such subsidiary of the Company is included as a member on any Seller Consolidated Return to be reflected on such Seller Consolidated Return for such period to the maximum extent permitted under applicable Law. The parties agree (i) to not elect to ratably allocate income and loss items pursuant to Treasury Regulations Section 1.1502-76(b)(2) and (ii) that the end of the day rule in Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) shall apply. For the avoidance of doubt, other than with respect to the Tax Returns described in the first sentence of this Section 6.13(b), after the Closing, Purchaser shall have the exclusive right to prepare and file, or cause to be prepared and filed, any and all Tax Returns, filings or other submissions with a Taxing Authority with respect to the Company and any of its subsidiaries after the Closing.

(c)Cooperation.  Seller and Purchaser shall reasonably cooperate, and shall cause their respective affiliates to reasonably cooperate, with each other in preparing and filing all Tax Returns, conducting all Tax Proceedings and in all other matters relating to Taxes, in each case with respect to the Company and its subsidiaries. Such cooperation shall include the provision of records and information reasonably requested by the other party that are relevant to any such Tax Return or Tax Proceeding; provided that, with respect to any Seller Consolidated Return, Seller shall only be required to provide such records and information to the extent they relate solely to the Company and any subsidiary of the Company that is included as a member of the applicable Seller Group. Seller and Purchaser shall not destroy or dispose of any Tax work papers, schedules, or other materials and documents that may be relevant for the filing of any Tax Return of the

Company or any of its subsidiaries or for a Pre-Closing Tax Period or a Straddle Period or for any Tax Proceeding of the Company or any of its subsidiaries for a Pre-Closing Tax Period or a Straddle Period until the expiration of the statute of limitations for the relevant taxable periods.

(d)IRS Form W-9; FIRPTA Certificate.  On or prior to the Closing Date, Seller shall deliver to Purchaser (i) a properly completed and validly executed IRS Form W-9 of SIC Intermediate, Inc., Seller’s regarded owner for U.S. federal income Tax purposes (which IRS Form W-9 shall reflect Seller as an entity that is disregarded from SIC Intermediate, Inc. for U.S. federal income Tax purposes) and (ii) a certificate, dated as of the Closing Date, together with the required notice to the IRS, in the form and substance required by the Treasury Regulations promulgated under Section 897 and Section 1445 of the Code, stating that the Company is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(e)Straddle Periods.  In the case of any Straddle Period, for all purposes of this Agreement including for purposes of determining Accrued Income Taxes and Closing Working Capital, (i) in the case of any Taxes based upon or measured by reference to income, sales, payroll, or receipt, the amount of such Taxes allocable to the portion of the taxable period ending on the Closing Date will be determined based on an interim closing of the books as of the end of the Closing Date as if such taxable period ended as of the end of the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any partnership or other pass-through entity shall be deemed to terminate at such time) and (ii) in the case of Taxes other than Taxes described in clause (i) (including those imposed on a periodic basis), the amount of such Taxes allocable to the portion of the taxable period ending on and including the Closing Date shall be the product of (A) the amount of such Taxes for the entire period and (B) a fraction the numerator of which is the number of calendar days in the period ending with and including the Closing Date and the denominator of which is the number of calendar days in the entire period.  The parties agree that all Transaction Tax Deductions paid or accrued on or before the Closing Date shall be allocated to the Pre-Closing Tax Period to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

(f)Tax Sharing Agreements.  All Tax allocation, indemnity, sharing or similar Contracts (other than Contracts entered into in the ordinary course of business the primary subject matter of which is not Taxes) with respect to or involving the Company or any of its subsidiaries shall be terminated with respect to the Company and each of its subsidiaries as of the Closing Date, and after the Closing Date, the Company and each of its subsidiaries shall not be bound thereby or have any liability thereunder.

(g)Post-Closing Purchaser Actions. Until the Purchase Price is finally determined pursuant to Section 1.04, Purchaser shall not, and shall not cause or permit any of its affiliates (including the Company and any of its subsidiaries after the Closing) to, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), to (i) make, change or revoke any Tax election with respect to the Company, each of its subsidiaries or the Business that has retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 and any election pursuant to Code Sections 338 or 336), (ii) amend any material Tax Return of the Company or any of its subsidiaries that was filed prior to the Closing or (iii) take any material position on any material Tax Return of the Company or any of its subsidiaries for or in respect of any Pre-Closing Tax Period (or in any Tax Proceeding related thereto) that is inconsistent with past practices or a material position taken by Seller or any of its subsidiaries (including the Company and each of its subsidiaries) prior to the Closing, in each case if such action would result in an increase in any Tax liability included in Closing Working Capital or Indebtedness or would reasonably be expected to result in Seller or any of its affiliates being liable for an increased amount of Taxes pursuant to applicable Law.

(h)Indemnity for Taxes.  Notwithstanding anything herein to the contrary, Seller and Parent shall indemnify and hold harmless Purchaser and its affiliates with respect to any Losses resulting from (i) all Taxes for which the Company or any of its subsidiaries (or any predecessors thereof) is liable as a result of being a member of any combined, consolidated or unitary group for applicable Tax purposes on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation or (ii) all Taxes of any person (other than the Company or any of its subsidiaries) imposed on the Company or any of its subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing. The obligations of Seller and Parent set forth in this Section 6.13(h) shall survive until the date that is thirty (30) days following the expiration of the statute of limitations applicable to the underlying Tax. All indemnification payments made pursuant to this Section 6.13(h) shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(i)Tax Contests. Purchaser shall use reasonable best efforts to notify Seller in writing within thirty (30) days of receipt of written notice of any pending or threated Tax Proceeding that would reasonably be expected to result in an indemnification obligation under Section 6.13(h) or otherwise relates to a Seller Consolidated Return (such Tax Proceeding, a “Consolidated Tax Proceeding”); provided, that no failure or delay of the Purchaser in providing such notice shall reduce or otherwise affect the obligations of Parent or Seller pursuant to this Agreement, except to the extent that the defense of such Consolidated Tax Proceeding is adversely prejudiced as a  result of such failure or delay. Parent shall, at its expense, control the conduct and defense of any such Consolidated Tax Proceeding; provided, however, that (i) Parent shall keep Purchaser reasonably informed regarding the status of such Consolidated Tax Proceeding as it relates to the Company and any of its subsidiaries, (ii) Parent shall act in good faith in conducting and contesting such Consolidated Tax Proceeding with the relevant Taxing Authority, (iii) Purchaser shall be entitled to participate in the conduct of such Consolidated Tax Proceeding as it relates to the Company or any of its subsidiaries at Purchaser’s sole expense, including by participating in any meetings and teleconferences in connection therewith and (iv) Parent shall not settle, compromise or resolve any portion of such Consolidated Tax Proceeding relating to the Company or any of its subsidiaries if such settlement, compromise or resolution would be binding on or create a liability or obligation of the Company and any of its subsidiaries without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(j)Unified Loss Rule Election

.  Notwithstanding anything herein to the contrary, to the extent Treasury Regulations Section 1.1502-36 is applicable to Seller or any other member of a combined, consolidated or unitary group that includes Seller or any affiliate thereof with respect to the sale of the Shares pursuant to this Agreement, each relevant entity shall make, or shall cause to be made, a valid and timely election pursuant to Treasury Regulations Sections 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5) to reduce the basis in the Shares by the “attribute reduction amount,” as defined in Treasury Regulation Section 1.1502-36(d)(3), so as to avoid a reduction to the Company’s Tax “attributes” (as described in Treasury Regulation Section 1.1502-36(d)(4)) and shall not make any other election under Treasury Regulation Section 1.1502-36.

(k)Certain Refunds. Without duplication of any amounts taken into account in the calculation of Closing Working Capital or Indebtedness, Seller shall be entitled to the amount, up to a maximum aggregate amount of $2,250,000 (the “Refund Cap”), of any U.S. federal income Tax refunds that are actually received by Purchaser, the Company or any of its subsidiaries after the Closing Date and on or before December 31, 2022, as a result of the carryback to a Pre-Closing Tax Period of any U.S. federal net operating loss of the Company generated in its taxable year ending December 31, 2020 pursuant to Code Section 172(b) and Treasury Regulation Section 1.1502-21(b)(2)(i). To the extent that a claim for such refund has not been filed as of the Closing, upon filing of the U.S. consolidated income Tax Return for the taxable year ended December 31, 2020, that includes the Company, Parent and Seller shall promptly provide Purchaser and the Company with any information and/or documentation (including apportionment information) necessary for the Company to file a claim for any refund described in the immediately preceding sentence and reasonably cooperate with Purchaser and the Company in connection therewith, and, to the extent permitted under applicable Law, the Company shall file a claim for any such refunds (including, if available with respect to such refund claim, by filing IRS Form 1139 or any successor form) in the manner approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed) to effect the carryback of such net operating loss to the fullest extent permitted by applicable Law as soon as reasonably practicable after receiving all such information and/or documentation from Parent and Seller.  Purchaser shall control the administration and defense of any such refund claim; provided, however, that (i) Purchaser shall keep Parent reasonably informed regarding the status of such refund claim, (ii) Purchaser shall act in good faith in conducting and contesting such refund claim, (iii) Parent shall be entitled to participate in the conduct of such refund claim at its sole expense, including by participating in any meetings and teleconferences in connection therewith and (iv) Purchaser shall not settle, compromise or resolve any portion of such refund claim without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). No later than five (5) Business Days after receipt of any such refund, Purchaser, the Company or the applicable subsidiary, as the case may be, shall pay, by wire transfer of immediately available funds, to the Seller the amount of such refund (net of any reasonable and documented costs, expenses or Taxes incurred in connection with obtaining such refund), up to a maximum aggregate amount of the Refund Cap.  None of Purchaser, the Company or any subsidiary of the Company shall make, or cause to be made, any election to waive any carryback period under Code Section 172(b)(3) or any election under Treasury Regulation Section 1.1502-21(b)(3)(ii)(B) or, unless otherwise required under applicable law, take, or fail to take, any action, in each case, that would impair, limit or reduce any available refund claim described in this Section 6.13(k).

Section 6.14Indemnification

(b).  From and after the Closing, Parent and Seller shall, jointly and severally, indemnify and hold harmless Purchaser and its directors, managers, officers, equityholders, employees, affiliates, subsidiaries and Representatives (including, after the Closing, the Company and its subsidiaries) from and against any and all Losses that any such person may incur, sustain, become subject to or suffer to the extent such Losses arise solely out of, result from or relate to (i) the other businesses (other than the Business) conducted by Parent and its subsidiaries (other than the Company and its subsidiaries), including Parent’s ASG business, (ii) any unpaid Transaction Expenses, including unpaid Change of Control Payments or (iii) any stockholder or shareholder Action against Parent and or any of its subsidiaries (including, for the avoidance of doubt, the Company or any of its subsidiaries) and/or the directors or officers of Parent or its subsidiaries (including, for the avoidance of doubt, the Company or any of its subsidiaries) relating to this Agreement or the Transactions.

Section 6.15Financing Cooperation

(a).

(a)Prior to Closing, Parent will, and will cause its subsidiaries to, use reasonable best efforts and will use reasonable best efforts to cause their respective representatives and affiliates to, provide to Purchaser, in each case at the sole cost and expense of Purchaser (which, for the avoidance of doubt, shall not include (x) any ordinary course amounts payable to employees or consultants of the Company or its subsidiaries with respect to services provided prior to the Closing Date that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing or (y) any amounts incurred in connection with the Payoff Letters delivered by the Company to Purchaser), upon reasonable notice and on a timely basis, all reasonable cooperation as may be reasonably requested by Purchaser and the Debt Financing Sources in connection with the arrangement, syndication and consummation of the any debt financing efforts of the Purchaser (the “Debt Financing”) which such cooperation shall include (without limitation): (1) causing the participation by appropriate members of management of the Company and its subsidiaries in a reasonable number of meetings, conference calls, presentations, due diligence sessions and sessions with rating agencies in connections with the Debt Financing, to the extent customarily required for financings similar to the Debt Financing, and upon reasonable advance notice and at mutually agreeable times (with virtual attendance satisfying this requirement); (2) assisting Purchaser and the Debt Financing Sources in the preparation of customary rating agency presentations, bank information memoranda (including, a version which does not include material non-public information), private placement memoranda and packages (including the delivery of one or more customary authorization letters) or lender presentations and materials customarily used to arrange similar Debt Financings; (3) to the extent such information is readily available to the Company, furnishing Purchaser and the Debt Financing Sources as promptly as practicable with such historical financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Purchaser or the Debt Financing Sources and such other customary information reasonably requested by Purchaser to be used by Purchaser in the preparation of pro forma financial statements, projections and any customary confidential information memoranda; (4) cooperating with Purchaser in the preparation of the definitive agreements for the Debt Financing, including assisting with any guarantee and collateral documents and providing any information reasonably necessary to complete customary schedules and closing and perfection certificates as may be reasonably required in connection with the Debt Financing and other customary documents required in connection with the Debt Financing as may be reasonably requested by Purchaser; (5) at least three (3) Business Days prior to the Closing Date, providing all documentation and other information about the Company and its subsidiaries as is reasonably requested by Purchaser and is required in connection with the Debt Financing by U.S. regulatory authorities applicable to “beneficial ownership”, “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case, to the extent requested at least ten (10) Business Days prior to the Closing Date (and otherwise promptly furnishing such information upon Purchaser’s reasonable request); (6) facilitating the pledging of collateral on the Closing Date (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company and its Subsidiaries (if certificated)), including executing and delivering any customary pledge and security documents or similar customary definitive financing documents as may be reasonably requested by Purchaser and assisting with the procurement of insurance certificates from the insurance brokers of the Company and its subsidiaries; (8) cooperating in the replacement or backstop of any outstanding letters of credit issued for the account of the Company and its subsidiaries; (9) delivering notices of prepayment within the time periods required by the relevant agreements governing any Indebtedness for borrowed money and obtaining the Payoff Letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness for borrowed money; and (10) taking reasonable corporate or organizational actions, subject to and only effective upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing; provided, that (A) none of the Company, its subsidiaries and their respective representatives and affiliates will be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Debt Financing prior to the Closing (other than a customary authorization letters), including any solvency certificate (except, in the event that any existing employee shall be an officer of the Company or any of its subsidiaries after giving effect to the Closing, any certificate, instrument, agreement or other document to be executed by such officer in his or her capacity as such officer after giving effect to the Closing); (B) nothing herein will require cooperation or other actions or efforts on the part of the Company, its subsidiaries or their respective representatives and affiliates in connection with the Debt Financing to the extent it would unreasonably interfere with the business or operations of the Company and its subsidiaries; (C) none of the Company, its subsidiaries and their respective representatives and affiliates will be required to pay any commitment or other similar fee, to incur any other liability or to enter into any contract, agreement or other document (including grants of security interests or pledging of collateral) in connection with the Debt Financing, in each case, which would not be indemnified pursuant to the terms hereof or would be treated as a Transaction Expense; (D) none of the Company, its subsidiaries and their respective representatives and affiliates will be required to disclose any information to Purchaser or any of its Affiliates or any prospective lender or any their respective representatives pursuant to the terms of this Section 6.15 if doing so could violate, or result in the waiver of any material benefit under, any Contract, fiduciary duty or any Law to which the Company or any of its subsidiaries is a party or to which the Company or any of its subsidiaries is subject (with respect to any agreement or contract, to the extent not entered into in contemplation hereof); (E) none of the Company, its subsidiaries and their respective affiliates, directors, officers, employees, agents or representatives shall be required to take any corporate actions prior to the Closing to permit the consummation of the Debt Financing or to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing (other than customary authorization letters) and (F) neither the Company nor any of its subsidiaries nor any of their respective affiliates, directors, officers, employees, agents or representatives shall be required to provide, and Purchaser shall be solely responsible for, (x) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, or (y) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing. The Company and each of its subsidiaries hereby consents to the use of its logos in connection with the Debt Financing; provided, that (i) the logos are used solely in a manner that is not intended, or likely, to harm, disparage or otherwise adversely affect the Company and its Subsidiaries or the reputation or the goodwill of the Company and its subsidiaries or (ii) are used in any other manner as reasonably approved by the Company.

(b)Purchaser shall indemnify and hold harmless Parent and its subsidiaries, and their respective directors, managers, officers, employees and representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with Parent’s and its subsidiaries’ cooperation and assistance with respect to the arrangement of the Debt Financing and the provision of any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from (i) historical information furnished in writing by or on behalf of Parent or any of its subsidiaries, including financial statements, or (ii) the gross negligence or willful misconduct or bad faith of Parent, Seller, the Company, or any of its subsidiaries or their respective directors, managers, officers, employees and representatives. Subject to the terms and conditions set forth in this Agreement (including the applicable limitations set forth in Section 8.02 hereof (if applicable)), Purchaser acknowledges and agrees that the obtaining of the Debt Financing, or any alternative financing, by Purchaser is not a condition to Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Debt Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Section 7.01 and Section 7.02.

(c)Other than as set forth in Section 6.15(e), neither Parent nor any of its affiliates (including the Company and its subsidiaries) shall have any obligations under this Section 6.15 following the earlier of the consummation of the Debt Financing and Closing.

(d)Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.02(d) as applied to the Company’s obligations under this Section 6.15, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a result of the Company’s breach of its obligations under this Section 6.15.

(e)In addition, notwithstanding the foregoing or anything to the contrary herein, for the one hundred (120) day period following the Closing, Parent and its affiliates agree to reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, to assist the Purchaser (and Purchaser’s accountants, attorneys, and other representatives) in connection with Purchaser’s preparation of (a) audited financial statements, including the  consolidated balance sheets as of December 31, 2020 and December 31, 2019, and consolidated statements of operations, changes in equity and cash flows, of the Company and its subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2019 together with all related notes and schedules thereto, prepared in accordance with GAAP and Regulation S-X and accompanied by the reports thereon of the Company’s independent auditors, and (b) the unaudited (but auditor reviewed) financial statements, including the consolidated balance sheets of the Company as of March 30, 2021 and March 30, 2020, and the consolidated statements of operations, changes in equity and cash flows of the Company and its subsidiaries for the fiscal quarter ended March 30, 2021 and March 30, 2020, prepared in accordance with GAAP and Regulation S-X.  Parent and Seller agree as reasonably requested by the Purchaser from time to time after the Closing Date to assist the Purchaser, at Purchaser’s sole cost and expense, in obtaining customary consents of or comfort letters from the Seller’s independent auditor to include the auditor’s report on the foregoing in any Purchaser SEC filings and private offering memoranda.

Section 6.16Covenant to Change Name

(a).  Promptly following the Closing, Parent and Seller shall take all reasonable actions necessary to have the name of Seller changed to a name other than “RDS,” “Residential Design Services,” or any derivation thereof or name confusingly similar thereto.

Article VII
CONDITIONS TO CLOSING

Section 7.01Conditions to Each Party’s Obligations to Effect the Closing

.  The respective obligations of each party to effect the Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver) on or prior to the Closing of the following conditions:

(a)Antitrust Approval.  Any waiting period (and any extension thereof) applicable to the Closing under the HSR Act shall have been terminated or shall have expired or been terminated.

(b)No Injunctions or Restraints.  No Order and no applicable Law prohibiting, enjoining, restraining or otherwise preventing the consummation of the Closing shall be in effect or threatened in writing by a Governmental Entity.

Section 7.02Conditions to Obligations of Purchaser

.  The obligations of Purchaser to effect the Closing are further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser) on or prior to the Closing of the following conditions:

(b)Representations and Warranties Relating to the Company.  (i)  Each of the representations and warranties contained in Article III of this Agreement (other than in Section 3.01(a) (Organization and Good Standing) and Section 3.02 (Capitalization)), without regard to materiality qualifiers contained within such representations and warranties, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in Section 3.01(a) (Organization and Good Standing) and Section 3.02 (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date.  Purchaser shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to the effect that this condition has been satisfied.

(c)Representations and Warranties Relating to Parent and Seller.  (i) Each of the representations and warranties contained in Article II of this Agreement (other than in Section 2.01, Section 2.02,  Section 2.04 and Section 2.06), without regard to materiality qualifiers contained within such representations and warranties, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect and (ii) the representations and warranties set forth in Section 2.01, Section 2.02,  Section 2.04 and Section 2.06 shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date.  Purchaser shall have received a certificate signed on behalf of Parent and Seller by a duly authorized officer of each of Parent and Seller to the effect that this condition has been satisfied.

(d)Performance of Obligations.  Parent, Seller and the Company shall each have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Parent, Seller and the Company by a duly authorized officer of each of Parent, Seller and the Company to the effect that this condition has been satisfied.

(e)No Material Adverse Effect.  Between the date of this Agreement and the Closing Date, there shall not have occurred any Seller Material Adverse Effect or Material Adverse Effect. Purchaser shall have received a certificate signed on behalf of Seller by a duly authorized officer of Seller to the effect that this condition has been satisfied.

(f)Escrow Agreement.  Seller and the Escrow Agent shall have entered into the Escrow Agreement.

(g)Transition Services Agreement.  Parent and Purchaser shall have entered into the Transition Services Agreement.

Section 7.03Conditions to Obligations of Seller

.  The obligations of Seller to effect the Closing are further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller) on or prior to the Closing of the following conditions:

(b)Representations and Warranties of Purchaser.  (i) Each of the representations and warranties of Purchaser contained in this Agreement (other than in Section 4.01, Section 4.02, Section 4.04, and Section 4.05), without regard to materiality qualifiers contained within such representations and warranties, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect and (ii) the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.04, and Section 4.05 shall be true and correct in all but de minimis respects of the date of this Agreement and as of the Closing Date as though made on the Closing Date.  Seller shall have received a certificate signed on behalf of Purchaser by a duly authorized officer of Purchaser to the effect that this condition has been satisfied.

(c)Performance of Obligations of Purchaser.  Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Purchaser by a duly authorized officer of Purchaser to the effect that this condition has been satisfied.

(d)Escrow Agreement.  Purchaser and the Escrow Agent shall have entered into the Escrow Agreement.

(e)Transition Services Agreement.  Parent and Purchaser shall have entered into the Transition Services Agreement.

Section 7.04Frustration of Closing Conditions

.  Neither Purchaser, on the one hand, nor Seller or the Company, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such person’s failure to comply with the terms of this Agreement in any material respect.

Article VIII
TERMINATION

Section 8.01Termination

.  This Agreement may be terminated at any time prior to the Closing Date:

(a)by mutual written consent of Seller and Purchaser;

(b)by either Seller or Purchaser, by written notice to the other:

(i)if the Closing has not occurred on or before November 8, 2021 (the “Outside Date”); provided, that a party shall not have the right to terminate this Agreement pursuant to this Section 8.01 if such party is then in breach of any representations or warranties or has failed to fulfil any covenant or other obligation under this Agreement, which breach or failure has been the primary cause of, or resulted in, the failure of the Closing to occur;

(ii)if any Governmental Entity having competent jurisdiction has issued an Order or enacted any Law permanently prohibiting, enjoining, restraining or otherwise preventing the consummation of the Transactions and such Order or Law shall, in the case of an Order, have become final and nonappealable or, in the case of a Law, remain in effect; or

(c)by Purchaser, if either Parent, Seller or the Company shall have breached any of  representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition contained in Section 7.02 to be satisfied as of the Closing and (ii) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, Parent, Seller or the Company shall not have cured the breach or failure to perform within 30 calendar days following receipt by Seller of written notice of such breach or failure to perform from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.01(c) and the basis for such termination; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach or failure has been the primary cause of, or resulted in, the failure of the Closing to occur; or

(d)by Seller, if Purchaser shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition contained in Section 7.03 to be satisfied as of the Closing and (ii) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, Purchaser shall not have cured the breach or failure to perform within 30 calendar days following receipt by Purchaser of written notice of such breach or failure to perform from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 8.01(d) and the basis for such termination; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)  if Seller is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach or failure has been the primary cause of, or resulted in, the failure of the Closing to occur.

Section 8.02Effect of Termination

.  In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than (i) Section 6.06(a), Section 6.15(c), this Section 8.02 and Article IX (other than the provisions of Section 9.11(a), which shall terminate) and the Confidentiality Agreement, all of which shall survive such termination, and (ii) to the extent that such termination results from (A) a knowing and intentional breach by a party of any representation, warranty covenant or agreement set forth in this Agreement or (B) Fraud.  Nothing in this Section 8.02 shall be deemed to impair the right of any party to seek liability for any breach of this Agreement prior to the termination hereof, including to compel specific performance by any other party of its obligations under this Agreement in accordance with Section 9.11.

Section 8.03No Survival

.  Except as otherwise provided in this Agreement and the Ancillary Documents, the parties, intending to modify any applicable statute of limitations, agree that (a) representations and warranties in this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of its affiliates in respect thereof, including any breach thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any party or any of its affiliates in respect of any covenant or agreement to be performed prior to the Closing, in each case, other than, and solely in the case of, Fraud.  All covenants and agreements contained in this Agreement that by their terms contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms.  After the Closing, no party may bring any Action seeking to rescind the Transactions or this Agreement, whether based on Fraud, knowing or intentional misconduct, gross negligence, negligence, breach of contract, breach of statute, tort or otherwise.

Article IX
GENERAL PROVISIONS

Section 9.01Notices

.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered by hand, sent by email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or email, or if mailed, three calendar days after mailing

(or one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

(a)if to Purchaser, to:

c/o Interior Logic Group Holdings, LLC

10 Bunsen

Irvine, CA 92618

Attn:

Email:

with a copy (which shall not constitute notice) to:

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Attention:

Email:

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:

Email:

(b)if to Seller, to:

c/o Select Interior Concepts, Inc.

400 Galleria Parkway, Suite 1760

Atlanta, GA 30339

Attention:

Email:

with a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attention:

Email:

Section 9.02Definitions

.  For purposes of this Agreement:

“Accounting Principles” means GAAP and, only to the extent consistent with GAAP, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions, and valuation and estimation methodologies) used and applied by Seller and its affiliates in the preparation of the Parent Financial Statements; provided that the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, and (ii) shall follow the defined terms contained in this Agreement.

“Accrued Income Taxes” means an amount (which will not be less than zero in any jurisdiction or for an entity) equal to the excess, if any, in each applicable jurisdiction of (A) the aggregate current income Tax liabilities of the Company and its subsidiaries in such jurisdiction (excluding, for the avoidance of doubt, any current income Tax liabilities of any Seller Group reflected on a Seller Consolidated Return), over (B) the aggregate current income Tax assets of the Company and its subsidiaries in such jurisdiction (excluding, for the avoidance of doubt, any current income Tax assets of any Seller Group reflected on a Seller Consolidated Return), in each case as of the end of the Closing Date, attributable to any Pre-Closing Tax Period. The calculation of Accrued Income Taxes shall (I), subject to clause (VI) below, exclude any deferred Tax liabilities or assets or any amounts for which a FIN 48 or FAS 5 reserve is currently identified, (II) include in current income Tax assets any refunds (except as provided in clause (III) below), credits, net operating losses or overpayments to the extent such refunds, credits, net operating losses or overpayments are actually available under applicable Law to be utilized in a Pre-Closing Tax Period to offset or reduce any unpaid income Tax liabilities of the Company and its subsidiaries, (III) exclude any refunds described in Section 6.13(k), (IV) be made in a manner consistent with the past practices (including any reporting positions, elections and accounting methods) of the Company and its subsidiaries except to the extent such past practices are not at least “more likely than not” to be upheld under applicable Law, (V) not take into account the effect of any of the transactions contemplated by this Agreement, any action described in Section 6.13(g) or any action by the Purchaser, the Company and any of its subsidiaries on the Closing Date after the Closing that is outside of the ordinary course of business, (VI) include in taxable income any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) that would not otherwise be included in taxable income on or prior to the Closing Date, and (VII) in the case of a Straddle Period, be determined in accordance with Section 6.13(e).

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture, partnership or other strategic investment in or involving the Company (other than in the ordinary course of business) or other similar transaction involving the acquisition of any equity interests of the Company or an acquisition of any material assets of the Company or the Business, in each case other than the Transactions.  Notwithstanding the foregoing, a WholeCo Proposal shall not be considered an Acquisition Proposal.

“Adjustment Escrow Amount” means $5,000,000.

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.  For purposes of this definition, “control” of a person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether by Contract or otherwise.

“Ancillary Documents” means the agreements, certificates and other documents being executed or delivered in connection with this Agreement and the Transactions, including the Escrow Agreement and the Transition Services Agreement.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws, including any applicable foreign Antitrust Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

“Benefit Plan” means (i) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other benefit or compensation plan, program, policy, agreement, or arrangement, whether written or oral, including any equity, phantom equity or other equity-based incentive plan, cash bonus or incentive compensation arrangement, retirement, pension, vacation, paid time off, cafeteria, salary continuation, medical, life insurance, disability, retiree healthcare, retiree life insurance, deferred compensation, profit sharing, change of control, retention, transaction or similar bonus or severance plan, program, policy, agreement, or arrangement, that is (x) sponsored, maintained, contributed to or required to be contributed to by the Company or any of its subsidiaries, (y) sponsored, maintained, contributed to, or required to be contributed to by Parent, Seller or any of their affiliates for the benefit of any Business Employee or individual independent contractor of the Business, or (z) otherwise under or with respect to which the Company or any of its subsidiaries has any current or contingent liability or obligation, and (ii) any employment agreement, offer letter, bonus, severance, change of control, consulting or similar agreement, in each case of clause (ii), between Parent, Seller or any of its affiliates (including the Company or any of its subsidiaries), on the one hand, and any Business Employee on the other hand or individual independent contractor of the Business.

“Business” means the business of the Company and its subsidiaries, including serving national and regional homebuilders by providing an integrated, outsourced solution for the design, consultation, sourcing, distribution and installation needs of their homebuyer customers.

“Business Assets” means the assets (including any Intellectual Property) of Parent or Seller and their affiliates that are reasonably necessary and sufficient to operate the Business in the ordinary course of business except those that are incidental and not material to the operation of the Business.

“Business Day” means any day on which national banking institutions in New York and Georgia are open to the public for conducting business and are not required or authorized to close.

“Business Employee” means each employee of the Company or its subsidiaries, including each such employee who as of the Closing Date is on a leave of absence (including medical leave, military leave, works compensation leave and short-term and long-term disability) or vacation.

“Business Records” means all data, information and records of the Business on whatever media and wherever located.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act P.L. 116-136, H.R. 784, 116th Cong. (2020), as may be amended or modified from time to time, and the rules, laws and regulations promulgated thereunder.

“Cash” means the aggregate amount of cash and cash equivalents of the Company and its subsidiaries, on a consolidated basis, net of (i) uncleared checks outstanding, (ii) Restricted Cash and (iii) pending wire transfers determined in accordance with the Accounting Principles.

“Change of Control Payments” means all change of control, equity and equity based compensation, bonus, severance, retention or other similar payments or benefits due or payable by the Company or any subsidiary thereof to any current or former Business Employee or independent contractor of the Business in whole or in part as a result of the consummation of the Transactions that remain unpaid as of the Closing, in each case, including the employer’s share of any payroll or similar Taxes attributable to such obligations and determined assuming such amounts are payable at Closing; provided, however, that in no event shall any payments made pursuant to any agreement or arrangement entered into by Purchaser (or by the Company or any subsidiary thereof at the direction of Purchaser), whether prior to, on or following the date of this Agreement, be considered Change of Control Payments or otherwise reflected as a liability of the Company in calculating Closing Working Capital hereunder.

“Closing Cash” means the aggregate amount of Cash as of the Reference Time (but giving effect to any Cash dividends or distributions and any uses of Cash to pay Indebtedness or Transaction Expenses, in each case made concurrently with the Closing).

“Closing Indebtedness” means the aggregate amount of Indebtedness, on a consolidated basis (including principal, interest, prepayment penalties or fees, premiums, breakage amounts or other amounts payable in connection with prepayment), that remains unpaid as of the Closing (but giving effect to (i) any Indebtedness incurred as a result of any action taken by the Business concurrently with the Closing and (ii) any uses of Cash to repay Indebtedness concurrently with the Closing).

“Closing Working Capital” means (i) Current Assets as of the Reference Time minus (ii) Current Liabilities as of the Reference Time, each as calculated in accordance with the Working Capital Schedule and, to the extent not expressly set forth therein, in accordance with the Accounting Principles.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any subsidiary.

“Company Plan” means any Benefit Plan that is (x) sponsored and maintained solely by the Company or any of its subsidiaries or (y) contributed to or required to be contributed to by the Company or any of its subsidiaries and in which the sole participants are current or former employees of the Company or its subsidiaries.

“Company Systems” means the information technology systems owned, licensed, leased or otherwise held for use (including for hosting or colocation) by the Parent, Seller, Company or their subsidiaries for the Business, including all computer hardware, Software, firmware, telecommunications systems, and similar or related infrastructure used in the Business.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Current Assets” means the consolidated total current assets of the Company and its subsidiaries (excluding all current income Tax assets all deferred Tax assets) determined in accordance with the Working Capital Schedule and, to the extent not expressly set forth therein, in accordance with the Accounting Principles; provided, however, that Current Assets shall not include any Cash.

“Current Liabilities” means the consolidated total current liabilities of the Company and its subsidiaries (excluding all current income Tax liabilities and all deferred Tax liabilities) determined in accordance with the Working Capital Schedule and, to the extent not expressly set forth therein, in accordance with the Accounting Principles; provided, however, that Current Liabilities shall not include any Indebtedness or Transaction Expenses.

“Customer Data” means non-public data collected, stored or processed by or on behalf of the Company or its subsidiaries pertaining to the customers of the Business.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment and applicable to the Company, to the conduct of the Business, or to any of the Company Systems or any Company Data:  (i) the Company’s and its subsidiaries’ own rules, policies, and procedures; (ii) all applicable Laws (including, as applicable, the California Consumer Privacy Act and the EU General Data Protection Regulation (GDPR)); (iii) contracts into which the Company or any of its subsidiaries has entered or by which it is otherwise bound; and (iv) industry standards to which the Company or its Subsidiaries are bound or otherwise hold themselves out as being in compliance with has agreed in writing to comply with, including the Payment Card Industry Data Security Standard (PCI-DSS), if and to the extent applicable to Company and its subsidiaries.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium), including any personal information protected under applicable Laws.

“Debt Financing Sources” means persons providing a Debt Financing or other financings in connection with the transactions contemplated hereby.

“Disclosure Letter” means the disclosure letter delivered by Parent, Seller and the Company to Purchaser in connection with the execution and delivery by the parties of this Agreement.  The Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement, it being understood that no disclosure in any section or subsection shall be deemed made to other sections and subsections of this Agreement unless it is reasonably apparent on the face of such disclosure without further inquiry that such disclosure also applies to such other sections and subsections.

“Environmental Laws” means all Laws relating to pollution, public or worker health or safety, or the protection of the environment or natural resources.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, registrations and other similar authorizations of Governmental Entities relating to or required by Environmental Laws.

“Equity Investor” means Blackstone Capital Partners VIII L.P., a Delaware limited partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or trade or business that, together with the Company or any of its subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Citibank, N.A..

“Final Closing Date Amount” means an amount equal to:

(a)the Purchase Price; plus

(b)Closing Cash; plus

(c)the amount by which the Closing Working Capital exceeds the Target Working Capital, if any (which shall not be a negative number); minus

(d)the amount by which the Target Working Capital exceeds Closing Working Capital, if any (which shall not be a negative number); minus

(e)the Adjustment Escrow Amount; minus

(f)Closing Indebtedness; minus

(g)Transaction Expenses.

“Financial Statements” means the following financial statements: (i) the unaudited balance sheet of the Company and its subsidiaries as of December 31, 2019 and December 31, 2020 and the related statements of operations for the years then ended, and (ii) the unaudited balance sheet of the Company and March 31, 2021 and the related statement of operations for the fiscal quarter then ended (the “Interim Financial Statements” and, together with the financial statements described in clause (i) of this definition, the “Financial Statements”).

“Fraud” means, with respect to any person, fraud of such person that constitutes common law fraud under Delaware law (excluding any constructive, negligent or reckless fraud).

“GAAP” means generally accepted accounting principles in the United States.

“Indebtedness” means, with respect to the Company and its subsidiaries as of any applicable time of determination, (i) all indebtedness of the Company and its subsidiaries for borrowed money, (ii) all obligations of the Company and its subsidiaries evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under (x) any conditional sale or other title retention agreement with respect to property acquired by the Company or its subsidiaries (to the extent applicable conditions to such payment are satisfied (other than the passage of time)) or (y) any deferred purchase price of property or services (including deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise, including “earn-out” or similar payments or obligations, in each case, calculated at the maximum amount payable with respect thereto, but excluding trade payables incurred in the ordinary course of business), (iv) any payroll Taxes deferred under the CARES Act or similar guidance, (v) Accrued Income Taxes, (vi) capitalized leases or leases that are required to be capitalized in accordance with GAAP (due to FASB ASC 840), (vii) all liabilities arising out of interest rate, currency or other hedge agreements or other hedging arrangements, (viii)  all unpaid bonuses or other incentive compensation, severance or unfunded deferred compensation obligations, in each case, that are not included as accrued bonus expenses in Closing Working Capital, and in each case, including the employer’s share of any payroll or similar Taxes attributable to such obligations and determined assuming such amounts are payable at Closing, (ix) all obligations in respect of banker’s acceptance, letters of credit or similar facilities, to the extent drawn, (x) all liabilities related to the matters set forth on Section 9.02 of the Disclosure Letter under the caption “Indebtedness”, (xi) all Indebtedness of a type referred to in clauses (i) through (x) above of other persons guaranteed by the Company or any subsidiary thereof, and (xi) all Indebtedness referred to in clauses (i) through (ix) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by the Company.

“Independent Expert” means an internationally recognized independent public accounting firm agreed upon by Purchaser and Seller in writing.

“Initial Closing Date Amount” means

(a)the Purchase Price; plus

(b)Estimated Cash; plus

(c)the amount by which Estimated Working Capital exceeds the Target Working Capital, if any (which shall not be a negative number); minus

(d)the amount by which the Target Working Capital exceeds Estimated Working Capital, if any (which shall not be a negative number); minus

(e)the Adjustment Escrow Amount; minus

(f)Estimated Closing Indebtedness; minus

(g)Estimated Transaction Expenses.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) patents, patent applications and statutory invention registrations, patent disclosures, together with all applications for any of the foregoing, and including any continuations, divisions, continuations-in-part, extensions, provisionals, re-issues and re-examinations of any patent or patent application, (ii) trademarks, service marks, trade dress, slogans, logos, trade names, corporate names, brand names and Internet domain name registrations and uniform resource locators, Internet protocol addresses, Internet accounts and names (including social networking and media names, such as Facebook, Twitter and LinkedIn), cellular text short codes, including registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing, (iii) copyrights, copyrightable works, works of authorship (whether or not copyrightable), including in and to Software, websites, website content, designs, databases, manuals, user guides, flow charts, specifications, training materials, and promotional materials, and any personal and moral rights of any of the foregoing, and any registrations and applications for registration thereof, and all renewals, extensions, amendments, modifications, restoration and reversions thereof, (iv) Software, and (v) confidential and proprietary information, including trade secrets, ideas, methods, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, processes, procedures, proposals, technical data, financial, business and marketing plans, customer and supplier information, potential customer and prospect information, supplier and vendor information, pricing and cost information.

“IRS” means the United States Internal Revenue Service.

“Joint Direction” means joint written instructions of Purchaser and Seller instructing the Escrow Agent to make a payment out of the Escrow Account.

“Knowledge of Seller” means the actual knowledge following reasonable inquiry of any of the persons set forth in Section 9.02 of the Disclosure Letter under the caption “Knowledge of Seller” in their capacity as officers or managers of Seller or the Company or its subsidiaries and not in their personal capacity or in any other capacity, as of the date of this Agreement.

“Losses” means any loss, liability, claim, damage, deficiency, award, royalty, Tax, penalty, fine or expense, including reasonable legal fees and expenses, interest, penalties, and amounts paid in investigation or defense, and amounts paid in settlement, of any of the foregoing.

“Material Adverse Effect” means any fact, change, event, circumstance, occurrence, effect or development (an “effect”) that has or is reasonably likely to have a material adverse effect on (a) the ability of Seller and/or the Company to consummate the Transactions or otherwise to comply with and perform their respective covenants and other obligations contemplated by this

Agreement or (b) the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect pursuant to clause (b) will not include or be deemed to result from any effect, either alone or in combination with any other effect, directly or indirectly, arising out of, resulting from or attributable to (and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect): any effect (i) generally affecting (A) the economy or political, social, regulatory, business, economic, financial, credit, commodity or capital market conditions in the United States, including changes in interest or exchange rates, monetary policy or inflation, or (B) the industries in which the Business operates; or (ii) to the extent arising out of, resulting from or attributable to (A) the negotiation, execution or announcement in accordance with the terms hereof of this Agreement or the Ancillary Documents,  (B) any change resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser or any of its affiliates, (C) the taking of any action (or the omission of any action) expressly required by this Agreement or any Ancillary Document (as if such Ancillary Document were in effect) or otherwise at the request or with the consent of Purchaser, (D) acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, sabotage or terrorism, global health conditions (including any epidemic, pandemic, or disease outbreak (including COVID-19) or other international or national calamity or any worsening or escalation of such conditions, (E) any hurricane, tropical storm, tropical depression, earthquake, flood or other natural disaster, acts of God, weather-related events, force majeure events or other comparable events, (F) any adoption, proposal or implementation of, or change or prospective changes in, any applicable Law after the date of this Agreement or any interpretation or enforcement thereof by any Governmental Entity, (G) changes or prospective changes in GAAP or in accounting standards after the date of this Agreement or any interpretation or enforcement thereof by any Governmental Entity, or (H) any failure in and of itself by the Business to meet any estimates of revenues, earnings, projections or other indicia of performance, whether published, internally prepared or provided to Purchaser or any of its respective representatives; provided that this clause (ii)(H) shall not prevent a determination that any effect underlying such failure to meet estimates or other indicia of performance has resulted in a Material Adverse Effect (to the extent such effect is not otherwise excluded from this definition of Material Adverse Effect); provided, that, with respect to clause (i)  or clauses (ii)(D), (E), (F), or (G) only to the extent that such effect does not have a disproportionate adverse effect on the Company or the Business compared to other participants in the industries in which the Company or the Business operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or will be a Material Adverse Effect).

“Order” means any rule, regulation, Judgment, writ, injunction or award of a Governmental Entity acting in an adjudicative, rulemaking or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter (in each case, without regard to whether (i) any time period for appealing, or requesting a rehearing or reconsideration with respect to, such Order has expired or (ii) an appeal or request for rehearing or reconsideration has been filed with respect to such Order).

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Organizational Documents” of a corporation would be its articles of incorporation (or certificate of incorporation, as applicable) and bylaws, the “Organizational Documents” of a limited partnership would be its certificate of formation and limited partnership agreement and the

“Organizational Documents” of a limited liability company would be its certificate of formation and operating agreement (or limited liability company agreement, as applicable).

“Parent Financial Statements” means the audited balance sheet of Parent and its subsidiaries as of December 31, 2020 and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended.

“Permitted Liens” means any (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts which are not due and payable, (ii) solely with respect to tangible personal property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes, assessments or other governmental charges and levies that are not due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) Liens arising in connection with the Material Contracts in the ordinary course of business, (v) easements, covenants, conditions, rights-of-way leases, restrictions and other similar charges and encumbrances or other minor title defects of record that would not reasonably be expected to materially impair the continued use and operation of the tangible assets to which they relate in the Business as presently conducted, (vi) zoning, building, land use and other similar Laws which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, (vii) nonexclusive licenses of Intellectual Property granted to customers in the ordinary course of business, (viii) Liens that will be released at or prior to the Closing, (ix) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (x) Liens created by or at the express request of Purchaser or its affiliates and (xi) transfer restrictions under applicable securities Laws.

“person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Data” means all data relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Business, is capable of identifying an individual), and which the collection, use, processing, storage, disclosure or management of is restricted under any Data Security Requirement.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date including, for the avoidance of doubt, that portion of any Straddle Period that ends on and includes the Closing Date.

“Reference Time” means 11:59 p.m. ET on the Business Day immediately preceding the Closing Date.

“Restricted Cash” means (i) cash collateralizing any obligation, (ii) cash in reserve or escrow accounts, (iii) custodial cash and cash subject to a lockbox, dominion, control or similar agreement (other than those that will be terminated at Closing), (iv) customer cash, (v) cash collected from customers between the date of the Most Recent Financial Statements and the Closing in respect of sales or use taxes, other than consistent with past practice, or (vi) cash otherwise subject to any legal, contractual or other restriction on the ability to freely transfer or use such cash for any lawful purpose (other than generally applicable restrictions on the payment of distributions under the California General Corporation Law), including restrictions on dividends and repatriations or any other form of restriction.

“SEC” means the Securities and Exchange Commission.

“Seller Consolidated Return” shall mean any consolidated, combined, unitary or similar income Tax Return that includes any one or more of the Company or any subsidiary of the Company, on the one hand, and Seller, its direct or indirect beneficial owners or any of its affiliates (other than the Company or any subsidiary of the Company) on the other hand.

“Seller Group” shall many any consolidated, combined, unitary or similar group filing a Seller Consolidated Return.

“Seller Plan” shall mean any Benefit Plan that is not a Company Plan.

“Software” means computer software, computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), applications (including applets and mobile apps), firmware, database structures, assemblers, compilers, interfaces, utilities, development tools, diagnostics, and embedded systems, each of the foregoing in any form or medium, including source code, object code and executable code, and all databases, libraries, and data used with, or used to develop, any of the foregoing, together with all related user manuals and guides, programmer documentation and developer notes and annotations, diagrams, graphs, charts and flow charts, and other documentation.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“subsidiary” of any person means another person an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors, board of managers or other governing body (or, if there are no such voting interests, a majority of the equity interests of which) is owned directly or indirectly by such first person.

“Target Working Capital” means an amount equal to $48,680,858.

“Tax” means any and all taxes, imposts, duties, withholdings, charges, fees, levies or other similar assessments (whether federal, state, local, or non-U.S.), including net income, gross income, alternative or add-on minimum tax, net proceeds, estimated, ad valorem, fringe benefit, capital stock, license, premium, environmental, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, escheat, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, employment, unemployment, disability, and social security or other taxes or fees or other like assessment or charge of any kind whatsoever in the nature of a tax imposed by any Governmental Entity, in each case in the nature of a tax and together with any interest, penalties and additions attributable or imposed with respect thereto.

“Tax Proceeding” means any audit, examination, contest or other Action relating to Taxes or a Tax Return.

“Tax Return” means any return, election, designation, declaration, statement, report, claim (including claim for refund), schedule, form or information return filed or required or permitted to be filed with any Governmental Entity relating to Taxes, including any supplement, schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Transaction Expenses” means, to the extent unpaid immediately prior to the Closing  the aggregate amount of (a) all fees, costs and expenses payable or reimbursable by Seller and the Company and its subsidiaries in connection with this Agreement or the Transactions (including the fees, costs and expenses of any financial advisor, investment banker, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by or on behalf of the Company, including all amounts payable to Truist Securities, Inc. and RBC Capital Markets, LLC and Existing Counsel) and all brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (b) all Change of Control Payments, (c) any fees or expenses associated with obtaining the release and termination of any Liens, and (d) any payments made in connection with the termination of any Intercompany Agreements or intercompany balances required to be terminated, settled or otherwise eliminated pursuant to Section 6.09.  For the avoidance of doubt, Transaction Expenses shall not include (i) any amounts payable to directors, managers, officers, employees or consultants of the Company or any subsidiary thereof, in each case, solely as a direct result of any actions taken by Purchaser or any of its affiliates at or following the Closing, (ii) any fees, costs or expenses incurred by Purchaser or any of its affiliates in connection with the Transactions whether or not billed or accrued (including any fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by or on behalf of Purchaser), (iii) any amounts included in the calculation of Closing Indebtedness or Closing Working Capital (it being understood and agreed that the purpose of this prong (iii) is to avoid duplication or “double-counting” of the same liability hereunder), or (iv) any fees, costs or expenses incurred at the direction of Purchaser after the Closing.

“Transaction Tax Deductions” means the Tax deductions property deductible at a “more likely than not” or higher level of comfort under applicable Law attributable to the aggregate expenses resulting from the payment of (i) any bonus, severance, or other compensatory payments attributable to the transactions contemplated hereby, (ii) management, advisory, consulting, accounting, or legal fees and other similar items, (iii) any repayment or redemption of, or other costs and fees associated with, any Indebtedness of the Company or any subsidiary of the Company and (iv) any Transaction Expenses; provided that for the purposes of calculating the Transaction Tax Deductions, seventy percent (70%) of any success-based fees within the meaning of IRS Revenue Procedure 2011-29 shall be treated as deductible in accordance with such IRS Revenue Procedure.

“Transferred Employee” means each Business Employee who is employed by the Company immediately prior to the Closing Date and who remains employed by the Company immediately following the Closing Date.

“Transition Services Agreement” means a transition services agreement in the form attached on Exhibit C for the provision of the services provided by Seller and its affiliates to the Company and its subsidiaries for a transitional period after Closing.

“WholeCo Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture, partnership or other strategic investment in or involving Parent (other than in the ordinary course of business) or other similar transaction involving the acquisition of any equity interests of Parent or an acquisition of all or substantially all of the assets of Parent.

“Working Capital Schedule” means the transaction accounting principles and the illustrative calculation of working capital as of March 31, 2021 set forth on Exhibit B attached hereto.

Section 9.03Interpretation

.  The headings contained in this Agreement, in any Annex, Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Annexes, Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to “dollars,” “U.S. dollars” or “$” shall be deemed to be references to the lawful money of the United States.  All provisions herein qualified by the term “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day.  Unless the context requires otherwise (i) any definition of or reference or citation to any Law or Contract herein shall be construed as referring or citing to such Law or Contract as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor Laws, and to the rules and regulations promulgated thereunder, (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, (vi) all accounting terms not specifically defined herein shall be construed in accordance with the Accounting Principles, (vii) this Agreement shall be deemed to have been drafted by Purchaser and Seller, and this Agreement shall not be construed against any party as the principal draftsperson hereof, (viii) the word “or” shall not be exclusive, (ix) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if,” (x) the phrases “provided,” “delivered,” or “made available” or words of similar import, when used in this Agreement, shall mean that the information has been posted at least two continuous Business Days prior to the date hereof in the “data room” (virtual) hosted by Merrill Corp. and established by Seller or its representatives and to which Purchaser and its representatives have had access prior to the date of this Agreement and continue to have access through the Closing, (xi) the phrase “the ordinary course of business and in a manner consistent with past practice” shall mean “the ordinary course of business and in a manner consistent with past practice (with respect to frequency, severity, quality and duration)”, and (xii) all references to any period of days shall be deemed to be the relevant number of calendar days unless otherwise specified.

Section 9.04Amendment

.  This Agreement may not be amended except by an instrument in writing signed on behalf of Seller, the Company and Purchaser.

Section 9.05Extension; Waiver

.  At any time prior to the Closing Date, Seller, the Company and Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of all such parties.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.06Severability

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement will be construed and enforced as if such term or provision had never comprised a part hereof and in lieu of such term or provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms as may be possible until the parties negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.07Counterparts

.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.08Entire Agreement; No Third-Party Beneficiaries

.  This Agreement, together with the Ancillary Documents and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 9.14 and Section 9.16, is not intended to confer upon any person other than the parties any rights or remedies, it being understood that (i) the persons released pursuant to Section 9.14 shall have the right to enforce their respective rights under Section 9.14 and (ii) each Existing Counsel is a third party beneficiary of Section 9.16 and shall have the right to enforce its rights thereunder.

Section 9.09Governing Law

.  This Agreement, and all matters, claims or causes of action (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.10Assignment

.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be null and void; provided that Purchaser may assign all or any portion of its rights hereunder to one or more of its affiliates or any acquirer of all or any material portion of the equity or assets of Purchaser (or any of its affiliates, including, after the Closing, the Company and its subsidiaries); provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder.  Notwithstanding anything to the contrary contained in this Agreement, the Purchaser may assign its rights under this Agreement to its lenders providing financing in connection with the transactions contemplated hereby for collateral security purposes, but no such transfer or assignment will relieve Purchaser of any of its obligations hereunder.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11Enforcement; Jurisdiction; Consent to Service of Process

.

(a)The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity.  The right of specific enforcement is an integral part of the Transactions and without that right, neither Seller nor Purchaser would have entered into this Agreement.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.  The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.11 shall not be required to provide any bond or other security in connection with any such order or injunction, and the party opposing such injunction or injunctions hereby agrees that it shall not contest the amount or absence of any such bond or other security requested or offered by the party seeking such injunction or injunctions.

(b)Each of the parties irrevocably and unconditionally (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court of the United States of America sitting in the State of Delaware) in the event any dispute arises out of this Agreement or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or the Transactions in any court other than the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court of the

United States of America sitting in the State of Delaware), (iv) waives any right to trial by jury with respect to any Action related to or arising out of this Agreement or the Transactions, (v) waives the defense of an inconvenient forum to the maintenance of any Action related to or arising out of this Agreement or the Transactions and (vi) consents to service of process being made through the notice procedures set forth in Section 9.01.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware.  The parties agree that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Notwithstanding the foregoing, any party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an Order issued by one of the above-named courts.

(c)THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.12Matters in Respect of Seller Subsidiaries

.  Whenever this Agreement requires the Company or any other subsidiary of Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause the Company or other subsidiary, as applicable, to take such action.  Any payment Seller is entitled to receive pursuant to the terms of this Agreement may be directed by Seller, in whole or in part, to such of Seller’s subsidiaries or affiliates as Seller in its sole discretion may designate.

Section 9.13No Recourse Against Nonparty Affiliates

.  Claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any Ancillary Document, or the negotiation, execution, or performance of this Agreement or any Ancillary Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Ancillary Document), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble and/or signatories to this Agreement or in the applicable

Ancillary Document (“Contracting Parties”) and then only with respect to the specific obligations set forth herein (with respect to the parties identified in the preamble to this Agreement) or therein (with respect to the parties to such Ancillary Document), except with respect to Fraud.  No person who is not a Contracting Party with respect to this Agreement or an Ancillary Document, as applicable, including any director, manager, officer, employee, incorporator, member, limited or general partner, unitholder, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity through attempted piercing of the corporate, limited liability company or partnership veil or otherwise, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or such Ancillary Document or the Transactions, as applicable, or based on, in respect of, or by reason of this Agreement or such Ancillary Document, as applicable, or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates, except with respect to Fraud.  Without limiting the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available in law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliate with respect to the performance of this Agreement or any Ancillary Document or any representation or warranty made by such Nonparty Affiliate in, in connection with, or as an inducement to this Agreement or any Ancillary Document, except with respect to Fraud.  This Section 9.13 shall be binding on all successors and assigns of the parties.  Nothing in this Section 9.13 shall serve to limit or reduce in any manner any claim of Fraud.

Section 9.14Release

(b)Effective as of the Closing, Purchaser, on behalf of itself and each of its subsidiaries (including the Company and its subsidiaries following the Closing) and affiliates and each of their current and former stockholders, unitholders, members, limited and general partners, controlling persons, directors, managers, officers, employees, agents and representatives, hereby irrevocably and unconditionally releases and forever discharges Parent and its affiliates, and its and their respective former, current and future stockholders, unitholders, members, limited and general partners, controlling persons, directors, managers, officers, employees, agents and representatives (including each current and former director, manager or officer of the Company or any subsidiary thereof), from any and all claims, causes of action, suits, proceedings, or liabilities whatsoever, whether in law or in equity or granted by statute, arising out of, or relating to, or accruing from, prior to the Closing Date, (a) the organization, management or operation of the Business or their relationship with the Company or any subsidiary thereof, in each case relating to any matter, occurrence, action or activity on or prior to the Closing Date, (b) the Transactions (including any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any Ancillary Document) or (c) any information (whether written or oral), documents or materials furnished in connection with the Transactions; provided that, nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any person (i) for claims involving Fraud, embezzlement, or illegal acts or in connection with a person’s right to receive compensation or benefits in connection with his or her employment by the Company or any subsidiary thereof or (ii) with respect to claims against a party to this Agreement or any Ancillary Document in regards to covenants or agreements contained herein or therein that by their terms contemplate performance following the Closing or otherwise expressly by their terms survive the Closing, to the extent of such survival in accordance with their terms.

(c)Effective as of the Closing, Parent and Seller, on behalf of themselves and each of their respective subsidiaries and affiliates and each of their current and former stockholders, unitholders, members, limited and general partners, controlling persons, directors, managers, officers, employees, agents and representatives, hereby irrevocably and unconditionally release and forever discharge Purchaser, the Company and each of their respective affiliates, and each of their respective former, current and future stockholders, unitholders, members, limited and general partners, controlling persons, directors, managers, officers, employees, agents and representatives (including each current and former director, manager or officer of the Company or any subsidiary thereof), from any and all claims, causes of action, suits, proceedings, or liabilities whatsoever, whether in law or in equity or granted by statute, arising out of, or relating to, or accruing from, prior to the Closing Date, (a) the organization, management or operation of the Business or their relationship with the Company or any subsidiary thereof, in each case relating to any matter, occurrence, action or activity on or prior to the Closing Date, (b) the Transactions (including any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any Ancillary Document) or (c) any information (whether written or oral), documents or materials furnished in connection with the Transactions; provided that, nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any person (i) for claims involving Fraud, embezzlement or illegal acts or in connection with a person’s right to receive compensation or benefits in connection with his or her employment by the Company or any subsidiary thereof or (ii) with respect to claims against a party to this Agreement or any Ancillary Document in regards to covenants or agreements contained herein or therein that by their terms contemplate performance following the Closing or otherwise expressly by their terms survive the Closing, to the extent of such survival in accordance with their terms.

Section 9.15No Other Duties

.  The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement and the Ancillary Documents, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

Section 9.16Legal Representation

.

(b)Each of the parties to this Agreement acknowledges and agrees that Alston & Bird LLP (each such firm, “Existing Counsel”) may have acted as counsel for Seller, the Company and/or their respective affiliates in connection with this Agreement and the Transactions (the “Acquisition Engagement”).

(b)Each of the parties to this Agreement acknowledges and agrees that all confidential and privileged communications between Parent, Seller, the Company and/or their respective affiliates prior to the Closing, on the one hand, and Existing Counsel, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to Parent, Seller and their respective affiliates, and not the Company or its subsidiaries, and shall not pass to or be claimed, held, or used by Purchaser or the Company or its subsidiaries upon or after the Closing. Accordingly, Purchaser shall not have access to any such communications, or to the files of Existing Counsel relating to the Acquisition Engagement, whether or not the Closing occurs.  Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Existing Counsel in respect of the Acquisition Engagement constitute property of the client, only Parent, Seller and their respective affiliates shall hold such property rights, and (ii) Existing Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or the Company or its subsidiaries by reason of any attorney-client relationship between Existing Counsel and the Company or its subsidiaries. If and to the extent that, at any time subsequent to Closing, Purchaser or any of its affiliates (including after the Closing, the Company and its subsidiaries) shall have the right to affirmatively assert or waive any attorney-client privilege with respect to any confidential and privileged communication between the Company or its affiliates and Existing Counsel that occurred at any time prior to the Closing, Purchaser, on behalf of itself and its affiliates (including after the Closing, the Company and its subsidiaries) shall be entitled to affirmatively waive such privilege only with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided that Purchaser or the Company may waive or assert any such privilege with respect to such communications in an Action with a third party.

(c)Each of the parties to this Agreement acknowledges and agrees that Existing Counsel may continue to represent Parent, Seller or their respective affiliates in future matters.  Accordingly, Purchaser, on behalf of itself and its affiliates (including after the Closing, the Company and its subsidiaries), expressly:  (i) consents to Existing Counsel’s representation of Parent, Seller and their respective affiliates in any matter, including any post-Closing matter in which the interests of Purchaser or the Company or their affiliates, on the one hand, and Parent, Seller or their respective affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Existing Counsel may have previously advised Parent, Seller or their respective affiliates; and (ii) consents to the disclosure by Existing Counsel to Parent, Seller or their respective affiliates of any information learned by Existing Counsel in the course of its representation of Parent, Seller, the Company and/or their respective affiliates,  whether or not such information is subject to attorney-client privilege, attorney work product protection, or Existing Counsel’s duty of confidentiality.

(d)Purchaser, on behalf of itself and its affiliates (including after the Closing, the Company and its subsidiaries) further covenants and agrees that each shall not assert any claim, and that it hereby waives any claim, against Existing Counsel in respect of legal services provided to the Company by Existing Counsel to the extent a dispute arises between Purchaser and Parent and/or Seller in connection with the Acquisition Engagement.

(e)Upon and after the Closing, the Company and each of its subsidiaries shall cease to have any attorney-client relationship with Existing Counsel, unless and to the extent Existing Counsel is specifically engaged in writing by Purchaser or the Company or any of its subsidiaries to represent the Company or such subsidiary after the Closing.  Any such representation by Existing Counsel after the Closing shall not affect the foregoing provisions hereof.

(f)Purchaser and Seller consent to the arrangements in this Section 9.16 and agree to take, and to cause their affiliates to take, all steps necessary to implement the intent of this Section 9.16 and not to take or cause their affiliates to take positions contrary to the intent of this Section 9.16.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

Signal Holdco, L.P.

By:/s/ Seth Meisel
Name:Seth Meisel
Title:Chief Executive Officer

Residential Design Services, LLC

By:/s/ L.W. Varner, Jr.
Name:L.W. Varner, Jr.
Title:President and Chief Executive Officer

L.A.R.K. Industries, Inc.

By:/s/ L.W. Varner, Jr.
Name:L.W. Varner, Jr.
Title:Chief Executive Officer

Select Interior Concepts, Inc.

By:/s/ L.W. Varner, Jr.
Name:L.W. Varner, Jr.
Title:Chief Executive Officer

INDEX OF DEFINED TERMS

Term	Section
Accounting Principles	Section 9.02
Acquisition Engagement	Section 9.16(b)
Acquisition Proposal	Section 9.02
Action	Section 3.04(a)
Adjustment Escrow Account	Section 1.03(b)
Adjustment Escrow Amount	Section 9.02
affiliate	Section 9.02
Agreement	Preamble
Ancillary Documents	Section 9.02
Antitrust Laws	Section 9.02
Benefit Plan	Section 9.02
Business	Section 9.02
Business Day	Section 9.02
Business Employee	Section 9.02
Business Intellectual Property	Section 3.12(a)
Business Records	Section 9.02
CARES Act	Section 9.02
Cash	Section 9.02
CBA	Section 3.14(a)
Census Date	Section 3.11(a)
Change of Control Payments	Section 9.02
Closing	Section 1.02

Closing Cash	Section 9.02
Closing Date	Section 1.02
Closing Indebtedness	Section 9.02
Closing Statement	Section 1.04(b)
Closing Working Capital	Section 9.02
Code	Section 9.02
Company	Preamble
Company Organizational Documents	Section 3.01(c)
Company Software	Section 3.12(b)
Company Systems	Section 9.02
Confidential Information	Section 6.01
Confidentiality Agreement	Section 6.01
Consent	Section 2.03(b)
Consolidated Tax Proceeding	Section 6.13(i)
Contract	Section 2.03(a)
Contracting Parties	Section 9.13
control	Section 9.02 in the definition of “affiliate”
COVID-19	Section 9.02
Current Assets	Section 9.02
Current Liabilities	Section 9.02
Customer Data	Section 9.02
Data Security Requirements	Section 9.02
Data Treatment	Section 9.02
Debt Financing	Section 6.15

Disclosure Letter	Section 9.02
Disqualified Individual	Section 6.05(i)
effect	Section 9.02 in the definition of “Material Adverse Effect”
Employee Schedule	Section 3.11(a)
Environmental Laws	Section 9.02
Environmental Permits	Section 9.02
Equity Commitment Letter	Section 4.05
Equity Financing	Section 4.05
Equity Financing Commitments	Section 4.05
Equity Investors	Section 9.02
ERISA	Section 9.02
ERISA Affiliate	Section 9.02
Escrow Agent	Section 9.02
Escrow Agreement	Section 1.03(b)
Estimated Cash	Section 1.04(a)
Estimated Closing Indebtedness	Section 1.04(a)
Estimated Closing Statement	Section 1.04(a)
Estimated Transaction Expenses	Section 1.04(a)
Estimated Working Capital	Section 1.04(a)
Existing Counsel	Section 9.16(b)
Final Closing Date Amount	Section 9.02
Financial Statements	Section 9.02
Fraud	Section 9.02
GAAP	Section 9.02

Governmental Entity	Section 2.03(b)
HSR Act	Section 2.03(b)
Indebtedness	Section 9.02
Independent Expert	Section 9.02
Initial Closing Date Amount	Section 9.02
Insurance Policies	Section 3.19
Intellectual Property	Section 9.02
Intercompany Agreement	Section 3.14(a)
Interim Financial Statements	Section 9.02 in the definition of “Financial Statements”
IRS	Section 9.02
Joint Direction	Section 9.02
Judgment	Section 2.03(a)
Knowledge of Seller	Section 9.02
Law	Section 2.03(a)
Leased Real Property	Section 3.09(a)
Leases	Section 3.09(a)
Liens	Section 2.03(a)
Losses	Section 9.02
Material Adverse Effect	Section 9.02
Material Contract	Section 3.14(a)
Material Customers	Section 3.16
Material Vendors	Section 3.16
Mirrored Plans and Contracts	Section 6.05(d)

Net Negative Purchase Price Adjustment Amount	Section 1.04(f)(i)
Nonparty Affiliates	Section 9.13
Notice of Disagreement	Section 1.04(b)
Operating Permits	Section 3.05(b)
Order	Section 9.02
Organizational Documents	Section 9.02
Outside Date	Section 8.01(b)(i)
Payoff Letter	Section 1.03(i)
Permitted Liens	Section 9.02
Person	Section 9.02
Personal Data	Section 9.02
Pre-Closing Company Business Records	Section 6.10(a)
Pre-Closing Seller Business Records	Section 6.01(b)
Pre-Closing Tax Period	Section 9.02
Pre-Closing Tax Return	Section 6.13(b)
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Material Adverse Effect	Section 4.01
Reference Time	Section 9.02
Refund Cap	Section 6.13(k)
Representatives	Section 6.11
Required Amounts	Section 4.05
Restricted Cash	Section 9.02
Review End Date	Section 1.04(b)

Securities Act	Section 4.08
Seller	Preamble
Seller Consolidated Return	Section 9.02
Seller Group	Section 9.02
Seller Material Adverse Effect	Section 2.03(a)
Shares	Recitals
Software	Section 9.02
Solvent	Section 4.06
Sponsor	Section 4.05
Straddle Period	Section 9.02
Subsidiary	Section 9.02
Target Working Capital	Section 9.02
Tax	Section 9.02
Tax Proceeding	Section 9.02
Tax Return	Section 9.02
Taxing Authority	Section 9.02
Transaction Expenses	Section 9.02
Transaction Tax Deductions	Section 9.02
Transactions	Section 1.01
Transfer Taxes	Section 6.12
Transferred Employee	Section 9.02
Transferred IP	Section 6.07(b)
Transition Services Agreement	Section 9.02
Warn Act	Section 3.11(d)